PROSPECTUS	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-210756
6,175,000 Shares of Common Stock
______________________________________________

This prospectus relates to the sale or other disposition from time to time of 6,175,000 shares of our common stock, par value $0.001 per share, by certain of our security holders (the “selling security holders”).  The shares offered for resale by this prospectus include the following:

•
3,087,500 shares of common stock issuable upon conversion of the 0% Series C Convertible Preferred Stock, par value $0.001 per share, sold in our February 2016 private offering that had closings on each of February 9, 2016 and February 29, 2016, which refer to collectively as our February 2016 offering; and

•	3,087,500 shares of common stock issuable upon exercise of the warrants sold in our February 2016 offering, which may be exercised at a price of $0.40 per share.

We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders.  However, we will receive the proceeds from the exercise of warrants by the selling security holders, if any, to the extent that the warrants are exercised on a cash basis; to the extent we receive such proceeds, they will be used for general corporate and working capital purposes.  See “USE OF PROCEEDS” beginning on page 18 of this prospectus.

The selling security holders may sell these securities from time to time at the prevailing market price or in negotiated transactions or in any other manner specified under “PLAN OF DISTRIBUTION” in this prospectus.  The selling security holders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares of common stock.  We will bear all other costs, expenses and fees in connection with the registration of shares of common stock.  For more information, see “PLAN OF DISTRIBUTION” beginning on page 21 of this prospectus.

Our common stock is quoted on the OTCBB under the symbol “VRME.” Our principal offices are located at 12 West 21st Street, 8th Floor, New York, NY 10010, and our telephone number is 212-994-7002.

This prospectus may only be used where it is legal to offer and sell the shares of common stock covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

________________________________________________

The date of this prospectus is April 29, 2016.

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 5, the financial statements and the notes to the financial statements. All references in this prospectus to “VerifyMe,” “the Company,” “we,” “us,” “our” and similar references mean VerifyMe, Inc., unless we state otherwise or the context otherwise requires.

Our Business

Overview

VerifyMe is a technology pioneer in the anti-counterfeiting industry. This broad market encompasses counterfeiting of physical and material goods and products, as well as counterfeiting of identity in digital transactions. We deliver security solutions for identification and authentication of people, products and packaging in a variety of applications in the security field for both digital and physical transactions. Our products can be used to manage and issue secure credentials, including national identifications, passports, driver licenses and access control credentials, as well as comprehensive authentication security software to secure physical and logical access to facilities, computer networks, internet sites and mobile applications.

The challenges associated with digital access control and identity theft are problems that are highly relevant in the world today. Consumers, citizens, employees, governments and employers demand comprehensive solutions that are reliable but not intrusive. The current widespread use of passwords or PINs for authentication has been proven insecure and inadequate. Individuals increasingly expect anywhere-anytime experiences—whether they are making purchases, crossing borders, accessing services or logging into online accounts or corporate resources. They expect those experiences to ensure the protection of their privacy and to provide uncompromising confidentiality.

We believe that the digital technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from identity and authentication to the management of legacy passwords and PINs. We empower our customers to take advantage of the full capabilities of smart mobile devices and provide solutions that are both simple to use and deliver the highest level of security. These solutions can be applied to corporate networks, financial services, e-gov services, digital wallets, mobile payments, entertainment, subscription services, and social media.

Brand owners, government agencies, professional associations, and others all share in the challenge of responding to counterfeit goods and product protection issues. Counterfeit goods span across multiple industries including from currency, passports, ID cards, pharmaceuticals, apparel, accessories, music, software, food, beverages, tobacco, automobile and airplane parts, consumer goods, toys and electronics. Described by the U.S. Federal Bureau of Investigation as the crime of the twenty-first century, product counterfeiting accounts for an estimated 5% of global trade and wreaks dire global health, safety and economic consequences on individuals, corporations, government and society.

We believe that the physical technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from counterfeit identification to employee or customer monitoring. Potential applications of our technologies are available in different types of products and industries—e.g., gaming, apparel, tobacco, fragrances,  pharmaceuticals, event and transportation tickets, driver’s licenses, insurance cards, passports, computer software, and credit cards. We generate sales through licenses of our technology or through direct sales of our technology.

Our physical technologies involve the utilization of invisible and/or color shifting/changing inks, which are compatible with today’s printing machines. The inks may be used with certain printing systems such as offset, flexographic, silkscreen, gravure, and laser. Based upon our experience, we believe that the ink technologies may be incorporated into existing manufacturing processes. We believe that some of our patents may have non-security applications, and we are attempting to commercialize these opportunities.

Our digital technologies involve the utilization of multiple authentication mechanisms, some of which we own and some of which we license.  These mechanisms include biometric factors, knowledge factors, possession factors and location factors.   Biometric factors include facial recognition with liveness detection and fingerprint on supported devices.  Knowledge factors include a personal gesture swipe and a secret color. The secret color contains a unique safety feature which allows the user to select either their normal, safe color when they willingly participate in a transaction or they can select their duress color, if they are under form of coercion. Possession factor includes devices that the user has in their possession such as a smartphone, smartwatch, and other wearable computing devices.  The location factor geo-locates the user during a secure login.  We surround these authentication mechanisms with proprietary systems that improve the usability and the security of the solutions. Our solutions allow the assessment and quantification of risk using a sophisticated heuristic scoring mechanism. We have specialized systems that perform ‘liveness’ detection to insure the subject of authentication is in fact a live human being. We have systems that introduce learning capabilities into our solutions to improve the ease of use and flexibility.

Risks Related to Our Business

We are a development stage company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in our common stock.  You should carefully consider all of the information set forth in this prospectus and, in particular, the risks described under the section of this prospectus entitled “Risk Factors,” beginning on page 5 prior to making an investment in our common stock.  These risks include, among others, the following:

•	We have incurred significant operating losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability;

•
Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern, and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2015 with respect to this uncertainty;

•
We have not generated significant revenues to date and may never generate revenue or achieve profitability. The continuation of our business is dependent on our ability to raise additional capital. If we are unable to raise capital when needed, we may need to substantially curtail our operations;

•
If we are unable to enter into or maintain distribution arrangements with packaging manufacturers, website and mobile application developers and/or other partners and develop relationships with such third parties, we will be unable to distribute our products effectively or generate significant revenue;

•	We may not be able to continue to maintain our VerifyMeTM application on all of the operating systems which we currently support;

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand;

•	Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry;

•	Potential product liability claims could affect our earnings and financial condition;

•	Our future success depends on our ability to retain key executives; and

•	We are subject to numerous regulatory, legal, operational, and other risks as a result of our operations which could adversely impact our business.

Corporate Information

We were incorporated in Nevada on November 10, 1999 under the name LaserLock Technologies, Inc.  We changed our name to VerifyMe, Inc., effective July 23, 2015.  Our principal offices are located at 12 West 21st Street, 8th Floor, New York, NY 10010, and our telephone number is 212-994-7002.  Our website address is http://www.verifyme.com/#intro.  Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information contained thereon in making your decision to purchase our common stock.

Reverse Stock Split

The Company completed a 1-for-85 reverse split of our common stock and preferred stock, effective July 23, 2015.  The reverse split combined every 85 shares of our outstanding common stock into one share of common stock. We also combined every 85 shares of our outstanding Series A Preferred Stock, or Series A Preferred Stock, into one share of Series A Preferred Stock, and we combined every 85 shares of our outstanding Series B Preferred Stock, or Series B Preferred Stock, into one share of Series B Preferred Stock. Further, we correspondingly adjusted the conversion shares with respect to our Series A Preferred Stock and Series B Preferred Stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share. All references to common stock, Series A Preferred Stock, Series B Preferred Stock, options to purchase common stock, share data, per share data and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the reverse split of our common stock (and the corresponding adjustments of the conversion prices of our Series A Preferred Stock and Series B Preferred Stock, respectively) as if it had occurred at the beginning of the earliest period presented.

Summary of the Offering

The shares offered for resale by this prospectus include the following:

•
3,087,500 shares of common stock issuable upon conversion of the 0% Series C Convertible Preferred Stock, par value $0.001 per share, which we refer to as our Series C Preferred Stock, sold in our February 2016 offering; and

•	3,087,500 shares of common stock issuable upon exercise of the warrants sold in our February 2016 offering, which may be exercised at a price of $0.40 per share.

Use of Proceeds

The selling security holders will receive all of the proceeds from the sale of any of our common stock offered in this prospectus that is issued upon conversion of our outstanding Series C Preferred Stock or a cashless exercise of outstanding warrants held by the selling seurity holders. We will not receive any of the proceeds from any sale of the shares of common stock by selling security holders.  However, we will receive the proceeds from the exercise of warrants by the selling security holders, if any, to the extent that the warrants are exercised on a cash basis; to the extent we receive such proceeds, they will be used for general corporate and working capital purposes and/or the expansion of our business through internal growth or acquisitions.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this prospectus, before you decide whether to purchase our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks relating to our financial position, business and operations

There is substantial doubt concerning our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We expect to incur further losses in the operations of our business and have been dependent on funding our operations through the issuance and sale of equity and debt securities. These circumstances raise substantial doubt about our ability to continue as a going concern. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of December 31, 2015, Morison Cogen LLP, our independent registered public accounting firm, issued a report dated March 30, 2016, stating its opinion that our recurring losses from operations, negative cash flows from operating activities, and potential insufficiency of cash or available sources of liquidity to support our current operating requirements raise substantial doubt as to our ability to continue as a going concern. Investors in our securities should review carefully the report of Morison Cogen LLP, which is included in our Annual Report on Form 10-K for the year ended December 31, 2015. Management’s plans include increasing revenue through the licensing of our intellectual property, development and sale of our technology and strategic partnerships. We also intend to continue to expand our planned operations through acquisitions and monetization of additional patents, other intellectual property or operating businesses. However, no assurance can be given at this time as to whether we will be able to achieve these objectives or whether we will have the sources of liquidity for follow through with these plans.

We have a 16 year operating history, a yet unproven business model, and have not produced significant revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We were formed in November 1999; however, we have a short operating history with our current business model, which involves the marketing, sale and distribution of anti-counterfeiting and multi-factor authentication solutions. Our operations since inception have produced limited revenues, and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. If we create significant revenues in the future, we expect to derive most of such revenues from the sale of anti-counterfeiting and multi-factor authentication solutions, which are nascent industries. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage operating company in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

To date, we have generated only losses, which are expected to continue for the foreseeable future.

For the years ended December 31, 2015 and 2014, we incurred a net loss of approximately $2.3 million, and $7.9 million respectively, and used cash in operations of approximately $1.5 million and $2.0 million, respectively, in connection with the development of our security pigments and software for mobile phones. As of December 31, 2015, we had unrestricted cash and cash equivalents of approximately $4,000 and an accumulated deficit of approximately $40.0 million. We expect our net losses and negative cash flow to continue for the foreseeable future as we expand our distribution network and continue to develop our mobile platform. We cannot assure you that our net losses and negative cash flow will not accelerate and surpass our expectations, nor can we assure you that we will ever generate any net income or positive cash flow. Furthermore, we might have insufficient liquidity to meet our obligations to our suppliers and creditors.  If these events occur, they will have a material adverse effect on our business and results of operations.

We are a development stage company with no significant source of income and our independent auditors have expressed doubt about our ability to continue our activities as a going concern and the continuation of our business is dependent on us raising additional capital.

We were incorporated in November 1999 and are still a development stage company. Our operations are subject to all of the risks inherent in development stage companies which do not have significant revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially technology start-up companies. We cannot provide any assurance that our business objectives will be accomplished. All of our audited financial statements since inception have contained a statement by our auditors that raises substantial doubt about us being able to continue as a going concern unless we are able to raise additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our operations cease.

The continuation of our business is dependent upon us raising additional financing. The issuance of additional equity securities by us could result in a substantial dilution to our current stockholders. Obtaining commercial loans, assuming those loans would be available, or if available on terms acceptable to us, will increase our liabilities and future cash commitments. If we should fail to continue as a going concern, you may lose the value of your investment in our securities.

Our expected future growth will place a significant strain on our management, systems and resources.

Our business was formed in November 1999. In order to execute our business strategy, we will need to continue to experience growth, which will place a significant strain on our systems, processes, resources, management and other infrastructure and support mechanisms. To manage the anticipated growth of our operations, we will be required to:

•	Improve existing, and implement new, operational, financial and management information controls, reporting systems and procedures;
•	Establish relationships with additional vendors and strategic partners and maintain existing relationships; and
•	Hire, train, manage and retain additional personnel.

To the extent we are unable to assemble the personnel, controls, systems, procedures and relationships necessary to manage our future growth, if any, management resources may be diverted, and our opportunity for success may be limited.  This may have an adverse impact on business and results of operations.

We are subject to industrial risks that could adversely affect our results of operations.

The industry in which we compete is subject to the traditional risks faced by any industry of adverse changes in general economic conditions, the availability and expense of liability insurance and adverse changes in local markets. However, we will also be subject to industry specific risks such as counterfeiters learning how to circumvent new and existing technologies; evolving consumer preference and federal, state and local chemical processing controls; consumer product liability claims; and risks of product tampering.

We face significant competition in our industry, which could adversely affect our business, financial condition and results of operations.

In some of the areas in which we operate, such as document security and product authentication and serialization, we are aware of other companies and other similar technologies, including both covert and overt surface marking techniques, which require decoding elements or analytical methods to reveal the relevant information. These technologies are offered by other companies for the same anti-counterfeiting and anti-diversion purposes for which we market our technologies.

A significant number of companies of varying sizes, which may include divisions or subsidiaries of larger companies, are vying for the same market segment as we are. A number of these competitors may have substantially greater financial and other resources available to them. There can be no assurance that we can compete successfully with such other companies. Competitive pressures or other factors could cause us to lose market share if it develops at all, or result in significant price erosion, either of which would have a material adverse effect on our results of operations.

Any change to government regulation or administrative practices may have a negative impact on our ability to operate and potential profitability.

Our operations may be subject to varying degrees to federal, state or local laws and regulations. Our operations may also be subject to federal, state and local laws and regulations controlling the development of technologies related to privacy protection, to the protection of the environment from materials that we may use in our inks, and advanced algorithm formulations or encryption tactics that we may develop. Any of these regulations may have a material adverse effect upon our operations.

Rapid technological change could make our products obsolete.

We believe that the market for our products is rapidly changing with evolving industry standards. Our future success will depend in part upon our ability to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that we will successfully complete the development of future products or that our current or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect our business. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies non-competitive or obsolete.

The value of our technology and any products derived from our technology could be substantially reduced as new or modified techniques for combating document and product counterfeiting and product diversion are developed and become widely accepted. We cannot guarantee that future technological developments will not result in the obsolescence of our technologies.

If we are unable to enter into or maintain distribution arrangements with packaging manufacturers, website and mobile application developers and/or other partners and develop relationships with such packaging manufacturers, website and mobile application developers and/or other partners, we will be unable to distribute our products effectively or generate significant revenue.

Our strategy for pursuing the security pigment and multi-factor authentication markets is dependent upon establishing commercial arrangements with major packaging manufacturers, website and mobile application developers and other partners. We need to develop and maintain strategic relationships with these entities in order for them to use our products and market them.  While we have entered into agreements with certain partners pursuant to which our service may be made available to their end-users, such agreements are not exclusive and generally do not obligate the partner to market or distribute our service. We are dependent upon the subsequent success of these partners in performing their responsibilities and sufficiently marketing our service. We cannot provide you any assurance that we will be able to negotiate, execute and maintain favorable agreements and relationships with any additional partners, that the partners with whom we have a contractual relationship will choose to promote our service or that such partners will be successful and/or will not pursue alternative technologies.

If we are unsuccessful in entering into and maintaining purchase and/or license agreements, our revenues will be negatively affected.

The success of our products and services is dependent upon our providing end-users with security solutions they desire. An important aspect of this strategy is establishing relationships with parties that require security for their products and/or online services. Purchase and license agreements generally have a fixed term, may or may not include provisions for exclusivity and may require us to make significant minimum payments. While our business is not dependent on any particular purchase or license agreement, there is no assurance that we will enter into a sufficient number of purchase or license agreements or that the ones that we enter into will be profitable and will not be terminated early.

We are dependent on customers and other partners to make timely payments to us.

We will receive our revenue from customers and other distribution partners who may delay payment to us, dispute amounts owed to us, or in some cases refuse to pay us at all.  Our failure to collect payments owed to us from our partners will have an adverse effect on our business and our results of operations.

We may not be able to continue to maintain our VerifyMeTM application on all of the operating systems which we currently support.

Our application is compatible with various computer programming languages and mobile operating systems. If we are unable to maintain our application on these computer programming languages and operating systems or on any other operating systems, users of these operating systems will not be able to use our application, which could adversely affect our business and results of operations.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our products and services is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make our products and services less attractive. Furthermore, our competitors may have access to technology not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to our customers, evolving industry standards and changing preferences.

Our inability to identify, hire and retain qualified personnel would adversely affect our business.

We will be dependent on our current management for the foreseeable future. The loss of the services of any member of these persons would have a material adverse effect on our operations and prospects. The expansion of our business will be largely contingent on our ability to attract and retain a highly qualified management team. There is no assurance that we will be able to find suitable management personnel or that we will have the financial resources to attract or retain such people, if found.  If one or more of our key officers join a competitor or form a competing company, we may experience interruptions in product development, delays in bringing products to market, difficulties in our relationships with customers and loss of additional personnel, which could significantly harm our business, financial condition, operating results and projected growth.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers.  Our agreements with third-party service providers are on a project-by-project basis.  Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight.  Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all.  Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated.  There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives.  Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs.  We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers.  To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected.

We rely on the sales and marketing efforts of third parties.

We pursue a policy of licensing our technologies for incorporation into products made and distributed by third parties. Although we negotiate guaranteed minimum royalties in our licensing arrangements, our revenues are substantially dependent on the sale of products incorporating our technologies by third parties. The successful marketing of such products and, therefore, our revenues and operating income, depend substantially on the marketing efforts of such third parties, over which we have little, if any, control.

Our success will depend on, among other factors, implementing a successful marketing strategy.

While we believe that our products will meet unsatisfied market demand, our ability to generate sales will depend upon developing and implementing a successful marketing strategy. There can be no assurance that we will be able to successfully develop, promote and maintain an active market for our products.

Lack of diversification may negatively impact our operations and profitability.

Our operations, even if successful, will in all likelihood result in our engaging in a business which is concentrated in only one industry. Consequently, our activities will be limited to the anti-counterfeiting industry. Our inability to diversify our activities into a number of areas may subject us to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with our operations.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter.  We do not know, however, if we will be able to maintain insurance with adequate levels of coverage.  Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Major network failures could have an adverse effect on our business.

Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, transport facilities, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business and our results of operations.

We are subject to numerous regulatory, legal, operational, and other risks as a result of our international operations which could adversely impact our businesses in many ways.

As a U.S. company, we are required to comply with the economic sanctions and embargo programs administered by Office of Foreign Assets Control and similar multi-national bodies and governmental agencies worldwide, and the Foreign Corrupt Practices Act (“FCPA”). A violation of a sanction or embargo program or of the FCPA or similar laws prohibiting certain payments to governmental officials, such as the U.K. Bribery Act, could subject us, and individual employees, to a regulatory enforcement action as well as significant civil and criminal penalties which could adversely impact our business and operations.

Regulation concerning consumer privacy may adversely affect our business.

Certain technologies that we currently support, or may in the future support, are capable of collecting personally-identifiable information. We anticipate that as mobile telephone software continues to develop, it will be possible to collect or monitor substantially more of this type of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit our ability to collect information related to users of our services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new products based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect our ability to collect and disseminate or share certain information about consumers and may negatively affect our ability to make use of that information. If we fail to successfully comply with applicable regulations in this area, our business and prospects could be harmed.

Consumer avoidance of services which collect, store or use personally-identifiable data could adversely affect our business.

Consumer sentiment regarding privacy issues is constantly evolving. Such consumer sentiment may affect the buying public’s interest in our current or future service offerings. In some areas, consumer groups and individual consumers have already begun to vigorously lobby against, or otherwise express significant concern over, the collection, storage and/or use of personally-identifiable information. Accordingly, privacy concerns of consumers may influence mobile carriers to refrain from offering products that could harm the overall mobile telephone industry. Moreover, strong consumer attitudes often precipitate new regulations like the ones described above. If we fail to successfully monitor and consider the privacy concerns of consumers, our business and prospects would be harmed.

Potential product liability claims could affect our earnings and financial condition.

We face a potential risk of liability claims based on our products and services. Though we have product liability insurance coverage which we believe is adequate, we may not be able to maintain this insurance at reasonable cost and on reasonable terms. We also cannot assure that this insurance, if obtained, will be adequate to protect us against a product liability claim, should one arise. In the event that a product liability claim is successfully brought against us, it could result in a significant decrease in our liquidity or assets, which could result in the reduction or termination of our business.

Litigation generally could affect our financial condition and results of operations.

We generally may be subject to claims made by and required to respond to litigation brought by customers, former employees, former officers and directors, former distributors and sales representatives, former consultants and vendors and service providers. We have faced such claims and litigation in the past and we cannot assure that we will not be subject to claims in the future. In the event that a claim is successfully brought against us, considering our lack of material revenue and the losses our business has incurred for the period from our inception to December 31, 2015, this could result in a significant decrease in our liquidity or assets, which could result in the reduction or termination of our business.

As a public company, we are required to incur substantial expenses.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. The regulations of the Securities and Exchange Commission (the “SEC”), including regulations enacted as a result of the Sarbanes-Oxley Act of 2002, have also substantially increased the accounting, legal, and other costs related to compliance with SEC reporting obligations. If we do not have current information about our company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC will cause our expenses to be higher than they would be if we were privately-held.  These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of security holders to resell their equity interests in the Company.

Risks Relating to our Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations. Given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. There is always the possibility that the scope of the protection gained from one of our issued patents will be insufficient or deemed invalid or unenforceable. We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

Intellectual property litigation could harm our business.

Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office (the “USPTO”) or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business.

If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might, under these circumstances, attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. A court may decide that we are infringing on the third party’s patents and would order us to stop the activities covered by the patents. In addition, a court may order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe on the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires us to show clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our or our licensor’s issued patents or pending applications or that we or our licensors were the first to invent the technology. During the ordinary course of our business, we do not conduct “prior art” searches before filing a patent application. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications.  We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies.  The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process.  We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules.  However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.  In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.  If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

As is common in the technology industry, we employ individuals who were previously employed at other technology companies, including our competitors or potential competitors.  We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover our trade secrets and proprietary information.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Failure to secure trademark registrations could adversely affect our business.

If we seek to register any of our trademarks, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced.  During trademark registration proceedings, we may receive rejections.  Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections.  In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks.  Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings.  If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Our confidential information may be disclosed by other parties.

We routinely enter into non-disclosure agreements with other parties, including but not limited to vendors, law firms, parties with whom we are engaged in negotiations, and employees. However, there exists a risk that those other parties will not honor their contractual obligations to not disclose our confidential information. This may include parties who breach such obligations in the context of confidential settlement offers and/or negotiations. In addition, there exists a risk that, upon such breach and subsequent dissemination of our confidential information, third parties and potential licensees may seek to use such confidential information to their advantage and/or to our disadvantage including in legal proceedings in which we are involved. Our ability to act against such third parties may be limited, as we may not be in privity of contract with such third parties.

Risks Related to Our Shares of Common Stock

We have outstanding shares of preferred stock with rights and preferences superior to those of our common stock.

The issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock grant the holders of such preferred stock anti-dilution, voting, dividend and liquidation rights that are superior to those held by the holders of our common stock.  In February 2016, we issued Series C Preferred Stock, which grants the holders of such preferred stock anti-dilution, voting, dividend and liquidation rights that are superior to those held by the holders of our common stock.  The issuance of shares of common stock in the future, issuances or deemed issuances of additional shares of common stock for a price below the applicable preferred stock conversion price will have the effect of diluting current stockholders.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2016 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our operating results may fluctuate causing volatility in our stock price.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. The following factors may affect our operating results causing volatility in our stock price:

•	Our ability to execute our business plan;
•	Our ability to compete effectively;
•	Our ability to continue to attract consumers;
•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;
•	General economic conditions and those economic conditions specific to anti-counterfeiting industry; and
•	Our ability to attract, motivate and retain top-quality employees.

Our stock price may be volatile.

The market price of our common stock is highly volatile and subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Changes in our industry;
•	Competitive pricing pressures;
•	Our ability to obtain working capital financing;
•	Quarterly variations in our results of operations;
•	Changes in estimates of our financial results;
•	Investors’ general perception of us;
•	Disruption to our operations;
•	The emergence of new sales channels in which we are unable to compete effectively;
•	Commencement of, or our involvement in, litigation;
•	Any major change in our board of directors or management; and
•	Changes in governmental regulations or in the status of our regulatory approvals.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.    If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates , and may become worthless if a liquidation event occurs based on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock preferences.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the private placement or upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we do not generate cash flow from operations, we may issue additional securities in the future, which could dilute your ownership.

If we do not generate substantial cash flow from operations necessary to carry out our business, of which there is no assurance, we may have to sell additional securities in order to generate the required capital. We may seek to raise capital through offering of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the stockholders, except where stockholder approval is required by law. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to stockholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

Our amended and restated articles of incorporation and amended and restated  bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of our common stock to decline.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and applicable provisions of Nevada or federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of us through a tender offer, business combination, proxy contest or some other method, even though you might be in favor of the transaction.

The ownership of our common stock is concentrated among a small number of stockholders, and each of these large stockholders may be able to significantly influence management and operations, which may prevent us from taking actions that may be favorable to other stockholders.  Furthermore, concentrated ownership of our common stock creates a risk of sudden changes in our share price.

As of December 31, 2015, 17 stockholders owned approximately 74.7% of our outstanding common stock on a fully-diluted basis (without giving effect to any applicable beneficial ownership limitation).  Those stockholders are able to significantly affect the election of directors as well as the outcome of most corporate actions requiring stockholder approval, such as the approval of mergers or other business combinations. Such concentration may also have the effect of delaying or preventing a change in control of our company. In some situations, the interests of each of these large stockholders, may be different from that of other stockholders.

Investors who receive our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our stockholders who own a large amount of our common stock, of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock.

Our common stock price is below $5.00 per share and is treated as a “penny stock”, which places restrictions on broker-dealers recommending the stock for purchase.

Our common stock is defined as “penny stock” under the Exchange Act and its rules. The SEC has adopted regulations that define “penny stock” to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

•	broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;
•	broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;
•	broker-dealers must disclose current quotations for the securities; and
•
broker-dealers must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer’s account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. If our common stock remains subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result, fewer broker-dealers may be willing to make a market in our stock, which could affect a shareholder’s ability to sell their shares.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following any prospective offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable. The current economic downturn has made the financings available to development-stage companies like us more dilutive in nature than they would otherwise be.

We currently intend to retain all of our future earnings rather than pay a cash dividend.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include, among other things, statements about:

•	our ability to obtain additional financing;
•	our use of the net proceeds from this offering;
•	the accuracy of our estimates regarding expenses, future revenues and capital requirements;
•	the implementation of our business model and strategic plans for our business and technology;
•	the successful development of our sales and marketing capabilities;
•	the potential markets for our products and our ability to serve those markets;
•	the rate and degree of market acceptance of any future products;
•	the success of competing products that are or become available;
•	the loss of key management personnel;
•	regulatory developments and our compliance with applicable laws; and
•	our liquidity.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the section entitled “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Industry and Market Data

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry.  We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties.  This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information.  We caution you not to give undue weight to such projections, assumptions and estimates.

USE OF PROCEEDS

The selling security holders will receive all of the proceeds from the sale of any of our common stock offered in this prospectus that is issued upon conversion of our outstanding Series C Preferred Stock or a cashless exercise of outstanding warrants held by the selling security holders. We will not receive any of the proceeds from any sale of the shares of common stock by selling security holders.  If the warrants that were issued to the selling security holders to purchase an aggregate of 3,087,500 shares of common stock at an exercise price of $0.40 per share are exercised by payment of cash, we will receive proceeds of $1,235,000 from the selling security holders.  In such event, we intend to use the cash proceeds received for general corporate purposes, additions to working capital and capital expenditures.

SELLING SECURITY HOLDERS

When we refer to “selling security holders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling security holders' interests in shares of our common stock other than through a public sale.

The following table sets forth as of the date of this prospectus the name of each selling stockholder for whom we have registered shares of common stock for resale to the public and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The information set forth below is based on information known to us. The common stock being offered by the selling security holders consists of (i)  3,087,500 shares of common stock issuable upon conversion of the Series C Preferred Stock sold in our February 2016 offering, and (ii) 3,087,500 shares of common stock issuable upon exercise of the warrants sold in our February 2016 offering, which may be exercised at a price of $0.40 per share.

Based on information known to us or provided to us by each selling stockholder and as of the date the information was known to us or was provided to us, assuming that the selling security holders sell all of their shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling security holder will not own any shares other than those appearing in the column entitled “Beneficial Ownership of Common Shares Post-Offering.” We cannot advise you as to whether the selling security holders will in fact sell any or all of such shares of common stock. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, the Series C Preferred Stock and the warrants of the selling security holders are subject to limitations upon conversion and exercise, respectively.  With respect to the Series C Preferred Stock, the most significant of these limitations is that the selling security holder may not convert its Series C Preferred Stock if the conversion would cause such holder's beneficial ownership of our common stock to exceed 4.99% of the outstanding shares of common stock.  The selling security holder is permitted to increase the 4.99% beneficial ownership limitation imposed upon its conversion of its Series C Preferred Stock up to a 9.99% beneficial ownership limitation upon notice to the Company, provided, that such increased beneficial ownership limitation shall not be effective until the 61st day after such notice is delivered to the Company.  Further, with respect to the warrants, the most significant of these limitations is that the selling security holder may not exercise its warrants if the exercise would cause such holder's beneficial ownership of our common stock to exceed 4.99% of the outstanding shares of common stock.  The selling security holder is permitted to increase the 4.99% beneficial ownership limitation imposed upon the exercise of its warrants up to a 9.99% beneficial ownership limitation upon notice to the Company, provided, that such increased beneficial ownership limitation shall not be effective until the 61st day after such notice is delivered to the Company. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that may not be purchased during a given 60-day period used for purposes of determining beneficial ownership.

Except for relationships noted in the selling security holder table, none of the selling security holders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.  With respect to each selling security holder that is an entity and not a natural person, each natural person referenced in a footnote to the selling security holder table as the person or one of the persons by whom an entity is "controlled" is a person who has sole or shared voting or investment power over the Company's securities that the entity owns.

Name of Investor	Beneficial Ownership of Common Shares Prior to Offering (#)(1)		Number of Common Shares Underlying Series C Preferred Stock Being Registered (#)(2)	Number of Common Shares Underlying Warrants Being Registered(3)	Beneficial Ownership of Common Shares Post- Offering (#)(4)	Percent of Common Shares Beneficially Owned Post- Offering (%)(5)
Barry Honig	875,000		437,500	437,500	0	0%
Jordan S. Blickman	21,648		10,000	10,000	1,648	*
Laurence J. Blickman SEP IRA(6)	32,750		15,000	15,000	2,750	*
Laurence J. Blickman Defined Benefit Plan(7)	105,589		50,000	50,000	5,589	*
2005 Blickman Family Trust(8)	101,218		50,000	50,000	1,218	*
Sandor Capital Master Fund(9)	750,000		375,000	375,000	0	0%
Grander Holdings, Inc. 401k PSP(10)	875,000	(11)	312,500	312,500	0	0%
Horberg Enterprises LP(12)	360,000		150,000	150,000	60,000	*
Melechdavid, Inc.(13)	500,000		250,000	250,000	0	0%
Robert A. Naify Living Trust(14)	521,610		250,000	250,000	21,610	*
Jeffrey K. Belk	250,000		125,000	125,000	0	0%
Intracoastal Capital, LLC(15)	375,000		187,500	187,500	0	0%
Moishe Hartstein(16)	250,000		125,000	125,000	0	0%
Oban Investments, LLC(17)	125,000		62,500	62,500	0	0%
Michael Brauser	875,000	(18)	125,000	125,000	0	0%
Stetson Capital Investments, Inc.(19)	125,000		62,500	62,500	0	0%
FirstFire Global Opportunities Fund, LLC(20)	500,000		250,000	250,000	0	0%
Russell L. Barnes	500,000		250,000	250,000	0	0%

(*) Less than 1%.

(1)
Includes all shares of common stock beneficially owned by the selling security holders as of April 14, 2016, including shares of common stock the selling security holder has the right to acquire within 60 days upon conversion of Series C Preferred Stock and exercise of warrants. Also includes all shares of common stock underlying the selling security holders' Series C Preferred Stock and warrants.

(2)
The numbers in the table reflect the actual number of shares of common stock issued or issuable to the selling security holder upon the conversion of the Series C Preferred Stock issued in our February 2016 offering.

(3)
The numbers in the table reflect the actual number of shares of common stock issued or issuable to the selling security holder upon exercise of warrants to purchase common stock issued in our February 2016 offering in exchange for the exercise price.

(4)
Assumes that all shares of Series C Preferred Stock are converted into common stock, a cash exercise of all warrants issued in our February 2016 offering, and that all such shares of common stock have been sold.

(5)	Based on 6,586,711 shares of common stock issued and outstanding as of April 14, 2016.

(6)	Laurence J. Blickman SEP IRA is controlled by its trustee, Laurence Jr. Blickman.

(7)	Laurence J. Blickman Defined Benefit Plan is controlled by its trustee, Laurence J. Blickman.

(8)	2005 Blickman Family Trust is controlled by its trustee, Laurence J. Blickman.

(9)	Sandor Capital Master Fund is controlled by its manager, John S. Lemak.

(10)	Grander Holdings, Inc. 401K PSP is controlled by its trustee, Michael Howard Brauser.

(11)
Includes (i) 125,000 shares of common stock underlying 125,000 shares of Series C Preferred Stock and (ii) 125,000 shares of common stock underlying a warrant, each held by the trustee of Grander Holdings Inc. 401k PSP.

(12)	Horberg Enterprises LP is controlled by its general partner, Horberg Ventures, GP. Horberg Ventures, GP is controlled by its president, Howard Todd Horberg.

(13)
This selling security holder failed to return its selling security holder questionnaire to the Company.  Therefore, the information provided in this table is based solely on the number of shares of common stock underlying the Series C Preferred Stock and warrants that such selling security holder purchased in the February 2016 offering. Melechdavid, Inc. is controlled by its president, Mark Groussman.

(14)	Robert A Naify Living Trust is controlled by its trustee, Robert A. Naify.

(15)
Michael P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of common stock underlying the Series C Preferred Stock and the warrants being registered hereunder in the ordinary course of business, and at the time of the acquisition of the such shares of Series C Preferred Stock and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(16)
This selling security holder has indicated that he is an affiliate of a broker-dealer.  However, such selling security holder has certified to the Company that the purchase of his Series C Preferred Stock and warrants was in the ordinary course of business and that, at the time of the purchase of such Series C Preferred Stock and warrants, he had no agreements or understandings, directly or indirectly, with any person to distribute the Series C Preferred Stock, the warrants or the common stock underlying his shares of Series C Preferred Stock and his warrants.

(17)	Oban Investments, LLC is controlled by its manager, John Stetson.

(18)
Includes (i) 312,500 shares of common stock underlying 312,500 shares of Series C Preferred Stock and (ii) 312,500 shares of common stock underlying a warrant held by Grander Holdings Inc. 401k PSP of which Mr. Brauser is the trustee.

(19)	Stetson Capital Investments, Inc. is controlled by its president, John Stetson.

(20)	FirstFire Global Opportunities Fund, LLC is controlled by its managing member, Eliezer Fireman.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on our principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling security holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCBB under the ticker symbol “VRME”.  On April 26, 2016, the last reported sale price of our common stock was $0.41 per share.  All prices have been retroactively adjusted to reflect the 1-for-85 reverse stock split that was effected on July 23, 2015, but do not account for any fractional shares.

The following table sets forth the range of high and low bid prices of our common stock for the periods indicated as reported by the OTC Markets.

Fiscal Year Ending December 31, 2016	High	Low
Quarter ended March 31, 2016	$2.50	$0.35
Fiscal Year Ending December 31, 2015	High	Low
Quarter ended March 31, 2015	$3.74	$0.85
Quarter ended June 30, 2015	$8.08	$0.54
Quarter ending September 30, 2015	$6.20	$2.10
Quarter ending December 31, 2015	$1.95	$0.85
Fiscal Year Ended December 31, 2014	High	Low
Quarter ended March 31, 2014	$8.50	$4.25
Quarter ended June 30, 2014	$8.50	$3.40
Quarter ended September 30, 2014	$10.20	$3.40
Quarter ended December 31, 2014	$4.25	$0.85

Stockholders

As of April 14, 2016, there were approximately 1,325 stockholders of record of our 6,586,711  outstanding shares of common stock.  This does not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms.

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.  We intend to retain all available funds and any future earnings to fund the development and expansion of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

SELECTED FINANCIAL DATA

The following table sets forth our selected financial data for the periods and as of the dates indicated.  You should read the following selected financial data in conjunction with our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statement of operations data for the years ended 2014 and 2015, and the balance sheet data as of December 31, 2015 and 2014, are derived from our audited financial statements included elsewhere in this prospectus.

Our historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for any other period or the full year.

	December 31,
	2014	2015

	(in thousands)
Cash and cash equivalents	$64	$4
Total assets	$562	$337

Accounts payable, accrued expenses and other liabilities	$5,261	$653
Deferred revenue	17	--
Warrant liability	6,371	1,802
Notes payable	927	50
Common and preferred stock	637	6
Additional paid-in capital	25,047	39,779
Treasury stock	(113)	(113)
Deferred compensation	--	1,842
Accumulated deficit	(37,696)	(39,998)
Total stockholders’ deficit	(12,126)	(2,168)
Total liabilities and stockholders’ deficit	$562	$337

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2014	2015
TOTAL NET REVENUE	$124,598	$217,268
COST OF SALES	113,024	65,723
GROSS PROFIT	11,574	151,545
OPERATING EXPENSES
General and administrative	811,916	449,483
Legal and accounting	344,903	458,801
Payroll expenses	1,611,376	1,875,488
Research and development	10,590,271	2,412,833
Sales and marketing	218,443	197,430
Total operating expenses	13,576,909	5,394,035
LOSS BEFORE OTHER INCOME	(13,565,335)	(5,242,490)
OTHER INCOME (EXPENSE)
Interest expense	(199,364)	(61,438)
Gain (loss) on extinguishment of debt	(82,000)	332,523
Change in fair value of warrants	5,128,204	2,669,520
Change in fair value of embedded derivative liability	800,000	-
	5,646,840	2,940,605
NET LOSS	$(7,918,495)	$(2,301,885)
LOSS PER SHARE
BASIC	$(2.22)	$(0.47)
DILUTED	$(2.22)	$(0.47)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those discussed below.  Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

VerifyMe is a technology pioneer in the anti-counterfeiting industry. This broad market encompasses counterfeiting of physical and material goods and products, as well as counterfeiting of identity in digital transactions. We deliver security solutions for identification and authentication of people, products, packaging and material goods for a variety of applications in the security field for both digital and physical transactions. Our products can be used to manage and issue secure credentials, including national identification documents, passports, driver licenses and access control credentials, as well as comprehensive authentication security software to secure physical and logical access to facilities, computer networks, internet sites and mobile applications.

Recent Developments

In connection with our February 2016 offering, we issued in the aggregate 3,087,500 shares of Series C Preferred Stock at a purchase price of $0.40 per share with gross proceeds to us of $1,235,000. In connection with the sale of the Series C Preferred Stock, we issued to the purchasers warrants to purchase in the aggregate 3,087,500 shares of our common stock at an exercise price of $0.40 per share. Each share of Series C Preferred Stock is convertible into one share of common stock, subject to adjustment.

On June 12, 2015, we entered into definitive agreements to restructure the overall capitalization of our company.  The transaction involved the conversion of several outstanding debts owed to various holders of promissory notes previously executed by us into shares of our common stock and shares of our newly-created Series B Preferred Stock; the conversion of warrants previously issued concurrently with the promissory notes for shares of our common stock; and the conversion of outstanding royalty payments owed by us into shares of newly-created Series B Preferred Stock.  In addition, we received cash investments from multiple investors in exchange for the issuance of shares of our Series A Preferred Stock and shares of our common stock.

On July 14, 2015, we filed Articles of Amendment to our amended and restated articles of incorporation with the Secretary of State of the State of Nevada reflecting a name change from LaserLock Technologies, Inc. to VerifyMe, Inc.  The name change was effective as of 12:00 am on July 23, 2015.  The name change was effected in accordance with the provisions of our organizational documents and the corporate laws of the State of Nevada.

Simultaneously with the name change, we effected a reverse stock split of our currently issued and outstanding common stock, par value $0.001 per share, and currently issued and outstanding Series A Preferred Stock and Series B Preferred Stock, par value $0.001 per share, at a split ratio of 1-for-85.  The reverse stock split was effective as of 12:00 am on July 23, 2015.  As a result of the reverse stock split, every 85 pre-split shares of our common stock and preferred stock issued and outstanding immediately prior to July 23, 2015, were automatically exchanged for one post-split share of our capital stock with any fractional shares resulting from the reverse stock split being rounded up to the nearest whole share. The total number of authorized shares of our capital stock remains unchanged at its current total of 750,000,000, with 675,000,000 designated as common stock and 75,000,000 designated as preferred stock.

Furthermore, we have made several recent changes to our management team.  Effective May 5, 2015, Paul Donfried was appointed as our Chief Executive Officer and President, replacing our former Chief Executive Officer, Neil S. Alpert. In addition, we recently appointed two new members to our management team.  On June 12, 2015, Sandy Fliderman was appointed our Chief Technology Officer.  Mr. Fliderman commenced his position with us on June 16, 2015.  We have entered into an employment letter with Mr. Fliderman, dated June 16, 2015, which governs the terms of his employment.  On July 9, 2015, Ben Burrell commenced his position with us as our Chief Operating Officer.  We entered into an offer letter with Mr. Burrell, dated June 12, 2015, which governs the terms of his employment.

Additionally, we have recently had new directors appointed to our board of directors.  Our board of directors appointed Lawrence Schafran to a vacant seat on our board of directors on September 30, 2015, whereby Mr. Schafran is to serve as a director until our next annual meeting and until his successor is duly elected and qualified.  Mr. Schafran was appointed as the chair of our audit committee and as a member of the compensation committee and nominating and corporate governance committee. Furthermore, our board of directors appointed Michael Madon to a vacant seat on our board of directors on February 29, 2016.  Mr. Madon is to serve as a director until our next annual meeting and until his successor is duly elected and qualified.  Mr. Madon was also appointed as chairman of the board of directors.

Results of Operations

Comparison of the Years Ended December 31, 2015 and 2014

The following discussion analyzes our results of operations for the years ended December 31, 2015 and 2014. The following information should be considered together with our financial statements for such periods and the accompanying notes thereto.

Revenue/Net Loss

We have not generated significant revenue since our inception. For the years ended December 31, 2015 and 2014, we generated revenues of $217,268 and $124,598. Our net loss was $2,301,885 for the year ended December 31, 2015, a decrease of $5,616,610 from a net loss of $7,918,495 for the year ended December 31, 2014, primarily as a result of closing our Washington, D.C. office, a reduction in share-based compensation and other cost conservation measures.

Cost of Sales

For the years ended December 31, 2015 and 2014, we incurred proprietary technology costs of sales of $65,723 and $113,024. Cost of sales is significantly lower for the year end December 31, 2015, since we receive a commission on the number of units produced and our customer was able to produce more units with less of our product.

General and Administrative Expenses

General and administrative expenses were $449,483 for the year ended December 31, 2015 compared to $811,916 for the year ended December 31, 2014, a decrease of $362,433. The decrease is attributable to the closing of the office in Washington, D.C., the reduction in staff and associated costs as well as a concentrated effort to contain costs. However the Company incurred additional cost during the year ended December 31, 2015, including, bad debt write off of $62,125 of receivables and increases in public company filing costs.

Legal and Accounting

Legal and accounting fees increased $113,898 to $458,801 for the year ended December 31, 2015 from $344,903 for the year ended December 31, 2014. The increase in legal and accounting fees between the periods was related to the Recapitalization Transaction (as defined hereinafter) in June 2015, and the settlement of old accounts payable.

Payroll Expenses

Payroll expenses increased to $1,875,488 for the year ended December 31, 2015 from $1,611,376 for the year ended December 31, 2014, an increase of $264,112. The majority of the increase was the expense of the fair market value of options issued to the Board and the officers of the Company aggregating approximately $1,260,000 in 2015, compared to $860,000 in 2014.

Research and Development

Research and development expenses decreased $8,177,438 to $2,412,833 for the year ended December 31, 2015 from $10,590,271 for the year ended December 31, 2014. The decrease in research and development expenses was due to warrants and shares issued, with a fair value of $10,236,089, for the year ended December 31, 2014 related to the Patent and Technology License Agreement entered into on December 31, 2012 as compared to $2,000,000 in 2015.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2015 were $197,430 as compared to $218,443 for the year ended December 31, 2014, a decrease of $21,013. The Company has reduced expenditures such as sales related travel and certain advertising programs that it has concluded were not generating revenue.

Interest Expense

During the year ended December 31, 2015, we incurred interest expense of $61,438, as compared to $199,364 for the year ended December 31, 2014, a decrease of $137,926. The decrease in interest expense relates to the conversion of notes payable and accrued interest into common stock as part of the Recapitalization Transaction in June 2015.

Gain (Loss) on Extinguishment of Debt

The gain from extinguishment of debt was $332,523 for the year ended December 31, 2015, compared to a loss of $82,000 for the year ended December 31, 2014. The gain on extinguishment of debt was a result of the excess fair value of the notes payable and accrued interest over the value of the common stock issued, and accrued interest thereon, that were part of the Recapitalization Transaction in June 2015.

Change in Fair Value of Warrants

During the year ended December 31, 2015, the Company incurred a change in the fair value of warrants of $2,669,520 as compared to $5,128,204 for the year ended December 31, 2014. The change resulted from the re-valuation of warrants associated with the Investment Agreement entered into on December 31, 2012, the Subscription Agreement entered into on January 31, 2013 and the notes payable issued during 2014. The value of the warrant liability has decreased because most of the warrants were converted to common stock as part of the Recapitalization Transaction in June 2015. Additionally, as part of the Recapitalization Transaction, certain warrants were converted to shares of common stock and the associated liability of $1,867,417 was reclassified to additional paid-in capital.

Change in Fair Value Embedded Derivative Liability

During the year ended December 31, 2015, the Company incurred $0 for the change in fair value of the embedded derivative liability as compared to a gain of $800,000 for the year ended December 31, 2014. The change derived from the common stock price decreasing below the value of the conversion option associated with the Subscription Agreement entered into on January 31, 2013 for the year ended December 31, 2014. Because the Series A Preferred Stock was converted into shares of common stock with the Recapitalization Transaction in June 2015, the embedded derivative liability no longer exists and no valuation or adjustment will be needed in the future as a result.

Liquidity and Capital Resources

Net cash used in operating activities decreased $524,702 to $1,495,315 for the year ended December 31, 2015 as compared to $2,020,017 for the year ended December 31, 2014.  The decrease resulted primarily from reductions in accounts payable.

Net cash used in investing activities was $2,532 for the year ended December 31, 2015, materially unchanged from $0 for the year ended December 31, 2014.

Net cash provided by financing activities increased by $640,043 to $1,438,043 for the year ended December 31, 2015 from $798,000 for the year ended December 31, 2014.  Cash provided by financing activities during the year ended December 31, 2015, consisted of our Series A Preferred Stock offering and Common Stock offering which raised $1,328,501 in June 2015.

Since our inception, we have focused on developing and implementing our business plan. Our business plans are dependent on our ability to raise capital through private placements of our common stock and/or preferred stock, through the possible exercise of outstanding options and warrants, through debt financing and/or through future public offering of our securities.  In June 2015, as part of the Recapitalization Transaction, we raised approximately $1,328,000 as described in detail below. In our February 2016 offering, the Company issued 3,087,500 shares of Series C Preferred Stock at a purchase price of $0.40 per share with gross proceeds to the Company of $1,235,000. In connection with the sale of the Series C Preferred Stock, the Company issued to the purchasers warrants to purchase in the aggregate 3,087,500 shares of the Company’s common stock at an exercise price of $0.40 per share. Each share of Series C Preferred Stock is convertible into one share of common stock, subject to adjustment.

Even with this infusion of capital, we do not believe that our existing cash resources will be sufficient to sustain our operations during the next twelve months, and we may need to raise additional funds in the future. We intend to raise such financing through private placements and/or the sale of debt and equity securities, of which there is no assurance. The issuance of additional equity would result in dilution to our existing shareholders. If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms favorable to us, we may be unable to execute upon our business plan or pay our costs and expenses as they are incurred, which could have a material, adverse effect on our business, financial condition and results of operations.

Even if we are successful in raising sufficient capital, in order to continue in business as a viable going concern our revenues need to reach a level that sustains our business operations. While it is impossible to predict the amount of revenues, if any, that we may receive from our products, we presently believe, based solely on our internal projections, that we will generate revenues sufficient to fund our planned business operations if the products are marketed effectively in accordance with our plans. There can be no assurance that we will raise sufficient proceeds, or any proceeds, for us to implement fully our proposed business plan. Moreover there can be no assurance that even if our products are marketed effectively, that we will generate revenues sufficient to fund our operations. In either situation, we may not be able to continue our operations and our business might fail.

As of March 30, 2016 we had cash resources of approximately $670,000.

As we have not realized significant revenues since our inception, we have financed our operations through public and private offerings of debt and equity securities. We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution. The following sets forth our primary sources of capital during the previous two years.

On or about June 12, 2015, the Company entered into definitive agreements to restructure the overall capitalization of the Company (the “Recapitalization Transaction”). To effectuate the Recapitalization Transaction, the Company entered into a Master Acquisition Agreement (the “Master Agreement”) with OPC Partners LLC, a Delaware limited liability company (“OPC”), VerifyMe Inc., a Texas corporation (“VFM”), Zaah Technologies, Inc., a Delaware corporation (“Zaah”), and an additional private investor (the “Private Investor”).

Pursuant to the Master Agreement, the Company entered into several other material definitive agreements (collectively, the “Transaction Documents”) required to consummate the Recapitalization Transaction. A brief summary of the Transaction Documents is included below. Each of the Transaction Documents was entered into effective as of June 12, 2015, upon the closing of the Recapitalization Transaction.

Note Conversion Agreement. The Company entered into various Note Conversion Agreements with various holders of promissory notes executed by the Company (the “Noteholders”), pursuant to which the Noteholders converted $731,426 of outstanding notes and accrued interest (net of gain on conversion of $297,370) into 57,265,030 shares (pre-Reverse Stock Split) of restricted non-trading common stock of the Company at a conversion rate of one (1) share of common stock per $0.018 of outstanding principal and interest.

Warrant Conversion Agreement. The Company entered into various Warrant Conversion Agreements with various holders of warrants for the Company’s common stock (the “Warrantholders”), pursuant to which the Warrantholders converted 3,700,000 outstanding common stock warrants into 3,700,000 shares (pre-Reverse Stock Split) of restricted non-trading common stock of the Company at a conversion ratio 1:1.

Preferred Stock Conversion Agreement. The Company and VFM entered into a Preferred Stock Conversion Agreement, pursuant to which VFM converted 21,111,111 shares (pre-Reverse Stock Split) of Series A Preferred Stock of the Company that it currently owns into shares of common stock of the Company on a 1:1 basis (pre-Reverse Stock Split).

Patent and Technology License Termination Agreement. Pursuant to a Patent and Technology License Termination Agreement, the Company and VFM terminated that certain Patent and Technology License Agreement, dated as of December 31, 2012, by and between the Company and VFM (the “License”), and VFM agreed to receive eighty five (85) shares (pre-Reverse Stock Split) of Series B Preferred Stock in complete satisfaction of $4,500,000 in past due license payments and $2,000,000 exclusivity payments owed by the Company under the License.

Termination of Registration Rights. Pursuant to a Registration Rights Termination Agreement, the Company and VFM have terminated that certain Registration Rights Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Termination of Technology and Services Agreement. Pursuant to a Technology and Services Agreement Termination Agreement, the Company and VFM terminated that certain Technology and Services Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Termination of Investment Agreement. Pursuant to an Investment Agreement Termination Agreement, the Company and VFM terminated that certain Investment Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Patent Purchase Agreement. The Company and VFM entered into and consummated a Patent Purchase Agreement, transferring and assigning over to the Company all of VFM’s rights, title and interest into certain U.S. patents and pending U.S. patent applications.

Termination of Zaah Technology and Services Agreement. Pursuant to a Technology and Services Agreement Termination Agreement, the Company and Zaah terminated that certain Technology and Services Agreement, dated as of December 31, 2012, by and between the Company and Zaah.

Series A Preferred Stock Subscription Agreement. The Company entered into a Subscription Agreement with OPC, pursuant to which the Company issued 37,564,767 shares (pre-Reverse Stock Split) of Series A Preferred Stock to OPC for a cash investment $1,278,501, plus the conversion of deferred compensation, notes payable and accrued interest amounting to $171,813, into the Company by OPC.

Common Stock Subscription Agreement. The Company entered into a Subscription Agreement with the Private Investor, pursuant to which the Company issued 25,906,736 shares (pre-Reverse Stock Split) of restricted non-trading common stock to the Private Investor for a cash investment of $50,000 into the Company by the Private Investor.

Series B Preferred Stock Subscription Agreement. In connection with the termination of the License with VFM, the Company entered into a Subscription Agreement with VFM, pursuant to which to the Company issued 85 shares (pre-Reverse Stock Split) of Series B Preferred Stock to VFM.

The foregoing description of the Master Agreement and the related Transaction Documents is a summary, and does not purport to be a complete description of the Master Agreement and the related Transaction Documents, and is qualified in its entirety by reference to the Master Agreement and the related Transaction Documents, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on June 18, 2015.

Off-Balance Sheet Arrangements

As of December 31, 2015, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 1 of the notes to our financial statements included elsewhere herein. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Stock-based Compensation

We account for stock-based compensation under the provisions of FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. We estimate the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.

We account for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, we determine the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded as an expense and additional paid-in capital in stockholders’ equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options at the end of each period.

Revenue Recognition

In accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (Codified in FASB ASC 605), we recognize revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of the sales revenues is reasonably assured. Subject to these criteria, the Company recognizes revenue from product sales, consisting mainly of pigments and penlights, upon shipment to the customer. Royalty revenue is recognized upon receipt of notification from a customer that the Company’s product has been used in the customer’s production process.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 of the Notes to Financial Statements contained elsewhere in this registration statement.

OUR BUSINESS

Overview

VerifyMe, Inc. was incorporated in Nevada on November 10, 1999 under the name LaserLock Technologies, Inc. We changed our name to VerifyMe, Inc. effective July 23, 2015.  VerifyMe is a technology pioneer in the anti-counterfeiting and digital authentication industries. These broad markets encompass counterfeiting of material goods, products and packaging, as well as counterfeiting of identity in digital transactions. We deliver security solutions for the identification and authentication of people, products and packaging in the context of both digital and physical transactions. Our products can be used to manage and issue secure credentials, including national identification documents, passports, driver licenses and access control credentials, as well as comprehensive authentication security software to secure physical and logical access to facilities, computer networks, internet sites and mobile applications.

The challenges associated with digital access control and identity authentication are problems that are highly relevant in the world today. Consumers, citizens, employees, governments and employers demand comprehensive solutions that are reliable but not intrusive. The current widespread use of passwords or PINs for authentication has been proven insecure and inadequate. Individuals increasingly expect anywhere-anytime experiences—whether they are making purchases, crossing borders, accessing services or logging into online accounts or corporate resources. They expect those experiences to ensure the protection of their privacy and to provide uncompromising confidentiality.

We believe that the digital technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from identity and authentication to the management of legacy passwords and PINs. We empower our customers to take advantage of the full capabilities of smart mobile devices and provide solutions that are both simple to use and deliver the highest level of security. These solutions can be applied to corporate networks, financial services, e-gov services, digital wallets, mobile payments, online entertainment, subscription services, and social media.

Our digital technologies involve the utilization of multiple authentication mechanisms, some of which we own and some of which we license.  These mechanisms include biometric factors, knowledge factors, possession factors and location factors.   Biometric factors include facial recognition with liveness detection and fingerprint on supported devices.  Knowledge factors include a personal gesture swipe and a secret color. The secret color contains a unique safety feature which allows the user to select either their normal, safe color when they willingly participate in a transaction or they can select their duress color, if they are under form of coercion. Possession factor includes devices that the user has in their possession such as a smartphone, smart watch, and other wearable computing devices.  The location factor geo-locates the user during a secure login.  We surround these authentication mechanisms with proprietary systems that improve the usability and the security of the solutions. Our solutions allow the assessment and quantification of risk using a sophisticated heuristic scoring mechanism.  We have specialized systems that perform ‘liveness’ detection to insure the subject of authentication is in fact a live human being. We have systems that introduce learning capabilities into our solutions to improve the ease of use and flexibility.

Brand owners, government agencies, professional associations, and others all share in the challenge of responding to counterfeit goods and product protection issues. Counterfeit goods span across all most every industry including currency, tax stamps, lottery tickets, passports, ID cards, pharmaceuticals, apparel, accessories, music, software, food, beverages, tobacco, automobile and airplane parts, consumer goods, toys and electronics. Described by the U.S. Federal Bureau of Investigation as the crime of the twenty-first century, product counterfeiting accounts for an estimated 5% of global trade and wreaks dire global health, safety and economic consequences on individuals, corporations, government and society.

We believe that the physical technologies we own will enable businesses and consumers to reconstruct their overall approaches to security—from counterfeit identification to employee or customer monitoring. Potential applications of our technologies are available in different types of products and industries—e.g., gaming, apparel, tobacco, fragrances, pharmaceuticals, event and transportation tickets, driver’s licenses, insurance cards, passports, computer software, and credit cards. We generate sales through licenses of our technology or through direct sales of our technology.

Our physical technologies involve the utilization of invisible and/or color changing/shifting pigment, which when incorporated into inks, dyes & resins are compatible with today’s printing machines and other manufacturing technologies. Expressed as inks they may be used with certain printing systems such as offset, flexographic, silkscreen, gravure, and digital. Based upon our experience, we believe that the ink technologies can be incorporated into existing manufacturing processes.

Anti-Counterfeiting Technologies and Products

Recent developments in copying and printing technologies have made it easier to counterfeit a wide variety of documents and products.  Currency, lottery tickets, credit cards, event and transportation tickets, casino slot tickets, and travelers’ checks are all susceptible to counterfeiting. We believe that losses from such counterfeiting have increased substantially with improvements in counterfeiting technology. Counterfeiting has long caused losses to manufacturers of brand name products, and we believe that these losses have increased as the counterfeiting of labeling and packaging has become easier.

We believe that our physical and material goods anti-counterfeit technologies may be useful to businesses desiring to authenticate a wide variety of materials and products. Our technologies include (1) a covert technology utilizing invisible ink that can be revealed by use of laser lights and authentication devices, (2)  an overt color shifting technology that changes color under different types of readily available lighting. These two different technologies can be combined into one solution and customized for individual customers & products. These technologies provide users with the ability to authenticate products and detect counterfeit items not bearing these features. Applications include the authentication of documents having intrinsic value, such as currency, checks, travelers’ checks, gift certificates and event tickets, and the authentication of product labeling and packaging. When applied to product labeling and packaging, also be used to combat product diversion (i.e., the sale of legitimate products through unauthorized distribution channels or in unauthorized markets). We believe that our technologies also could be used in a manner that permits manufacturers and distributors to track the movement of products from production to ultimate consumption when coupled with proprietary software.

In the past, we have focused on the widespread problem of counterfeiting in the gaming industry. We have incorporated our technology into traditional gaming accessories such as playing cards, casino chips, and dice as well as gaming-based machinery such as slot machines with cashless gaming systems. This is accomplished during the regular manufacturing and/or printing processes. Our products are incorporated in ink that is used for printing playing cards. Our products are also incorporated in resins used to manufacture dice and casino chips that can be authenticated with multiple low cost devices to verify the authenticity of the item.

Physical and Material Goods Anti-Counterfeit Industry — Overview

Currency, passports, ID cards and other high-value documents have historically been subject to counterfeiting and forgery and continue to be today. Many consumer industries such as pharmaceutical, luxury goods and auto parts are also subject to significant counterfeiting. In the last 15 years, the counterfeiting of goods has increased significantly on a global basis and has become a major threat to brand owners in most industries. Major brands, whether national or multinational, are being systematically attacked, by sophisticated criminals. Furthermore, counterfeiting and forgery have filtered down to the level of small criminal groups due to the availability of digital scanning and copying technologies.

The U.S. is projected to remain the largest single consumer of security services and products in the world. One of the most important new areas of expansion is in the area of authentication, which is the act of confirming that objects such as currency, passports, casino chips, credit cards, stock certificates, pharmaceuticals, stamps, identification cards, lottery tickets, and so forth, are real and not forgeries. With the advent of the digital age, including the color copier and other new technologies and templates available on the web, thieves and forgers have been able to make near identical copies of almost any printed item, which has resulted in major financial losses to business and, importantly, has compromised security at critical installations. One particular problem is many of those engaging in such activities are overseas and far from the reach of U.S. law enforcement.

While some currency and credit cards have introduced holograms, seals, and embedded strips in order to add a level of protection, most such methodologies are expensive and, in some cases, time-consuming in the production process. In other instances, such as when printing packaging in high volume consumer goods industries, the authentication process must be extremely inexpensive and easy to use or it will be rejected. Volumes in these industries can reach billions of units and the incremental costs for security features to authenticate genuine product have to be in the pennies or fraction of a cent. Our solutions meet all of these requirements.

Counterfeiting, product diversion, piracy and forgery create significant and growing problems to companies in a wide range of industries as well as governments and individuals worldwide. Counterfeiting is a global problem, and it is a problem that appears to be increasing.  In March 2015, the International Chamber of Commerce’s (“ICC”) Business Action to Stop Counterfeiting and Piracy (“BASCAP”) issued a report on the “Roles and Responsibilities of Intermediaries: Fighting counterfeiting and piracy in the supply chain” that estimates the global economic and social impacts of counterfeiting and piracy at $1.7 trillion annually.

Counterfeiting is one of the fastest growing economic crimes of modern times. It presents companies, governments and individuals with a unique set of problems. What was once a cottage industry has now become a highly sophisticated network of organized crime that has the capacity to threaten the very fabric of national economies, endanger safety and threatens lives.  It devalues corporate reputations, hinders investment, funds terrorism, and costs hundreds of thousands of people their livelihood every year.

The anti-counterfeiting industry is segmented into four general categories: (i) Optical technologies - use of light, i.e. holograms; (ii) Electronic - magnetic strips and smart cards; (iii) Biotechnologies - uses characteristics of biological proteins such as antibodies, enzymes and DNA; and (iv) Chemical technologies - includes photochromic (or light-reactive) and thermochromic (or heat-reactive) inks.

We operate in the chemical technologies and security ink sectors of the industry. Products in this industry change color when exposed to either heat or light and revert to their original color when exposed again. Generally, the effect is reversible as often as required. Inks have also been developed that are invisible to the human eye but which can be read by bar-code scanners. These have been used in the fragrance and pharmaceutical industries to authenticate products. Other reactive inks change color when brought into contact with specific substances, such as ink from a felt-tipped pen.

Recent developments in printing technologies have made it easier to counterfeit a wide variety of documents. Lottery tickets, gift certificates, event and transportation tickets and travelers’ checks are all susceptible to counterfeiting, and we believe that losses from such counterfeiting have increased substantially due to improvements in technology. Counterfeiting has long caused losses to manufacturers of brand name products, and we believe that these losses have increased as the counterfeiting of labeling and packaging has become easier.

According to the U.S. Department of Homeland Security seizure statistics, in the fiscal year 2014 the number of Intellectual Property Rights seizures was 23,140. The manufacturer’s suggested retail price (MSRP) of the goods had they been genuine was $1,226,347,540.

The Organization for Economic Cooperation and Development has concluded that millions of consumers are risking their lives by using unsafe and ineffective counterfeit products unknowingly.

Identification Cards and Secure Documents

Governments are increasingly vulnerable to counterfeiting, terrorism and other security threats at least in part because currencies, identity and security cards and other official documents can be counterfeited with relative ease. For instance, Havocscope, a company that collects black market intelligence and identifies security threats, reports that the value of counterfeit identification and passports is currently $100 million. Governments must also enforce the various anti-counterfeiting and anti-piracy regimes of their respective jurisdictions, which becomes increasingly difficult with the continued expansion of global trade. Our overt and covert ink pigment platform can provide secure, forensic, and cost-effective anti-counterfeiting, anti-piracy and identification solutions to local, state, and federal governments as well as the defense contractors and the other companies that do business with them. Our pigment solution cans be used for all types of identification and official documents, such as:

•	passports;
•	permanent resident, or “green” cards and visas;
•	drivers’ licenses;
•	Social Security cards;
•	military identification cards;
•	national transportation cards;
•	security cards for access to sensitive physical locations; and
•	other important identity cards, official documents and security-related cards.

Pharmaceuticals

The pharmaceutical industry faces major problems relative to counterfeit, diluted, or falsely labeled drugs that make their way through healthcare systems worldwide, posing a health threat to patients and a financial threat to producers and distributors. Counterfeit prescription pharmaceuticals are a growing trend, widely recognized as a public health risk and a serious concern to public health officials, private companies, and consumers. In January 2016, the World Health Organization (the “WHO”) published an updated Fact Sheet on substandard, spurious, falsely labelled, falsified and counterfeit (“SSFFC”) medical products. The key facts were as follows:

•	SSFFC medical products may cause harm to patients and fail to treat the diseases for which they were intended.
•	They lead to loss of confidence in medicines, healthcare providers and health systems.
•	They affect every region of the world.
•	SSFFC medical products from all main therapeutic categories have been reported to WHO including medicines, vaccines and in vitro diagnostics.
•	Anti-malarials and antibiotics are amongst the most commonly reported SSFFC medical products.
•	Both generic and innovator medicines are falsified including very expensive products for cancer to very inexpensive products for treatment of pain.
•	They can be found in illegal street markets, via unregulated websites through to pharmacies, clinics and hospitals.

 In 2013, the WHO launched a global surveillance and monitoring system to encourage member states to report SSFFC incidents in a structured and systematic format. Over 920 medical products have so far been reported representing all main therapeutic categories and representing both innovator and generic medicines.

Based on this growing threat, many countries have started to address vulnerabilities in the supply chain by enacting legislation which, among other things, requires the implementation of a comprehensive system designed to combat counterfeit, diluted or falsely labelled pharmaceuticals.  These systems are often referred to as serialization, or in the United States as e-Pedigree (electronic pedigree).  One jurisdiction that has enacted such regulations is the state of California, which passed legislation requiring that 50% of all “dangerous drugs” (defined as all prescription drugs) that are distributed in California must be serialized and have an electronic pedigree in a phased approach from 2015 through 2017.

We believe that ePedigree and serialization requirements will likely be implemented in all aspects of the pharmaceutical supply chain, from the manufacturer to the packager, wholesaler, distributor and final dispensing entity. The ePedigree provides an “audit trail,” or documented evidence, to help to identify and catch counterfeiting and diversion. Serialization requires manufacturers, or third-party packagers in some virtual supply chains, to establish and apply to the smallest saleable unit package or immediate container a “unique identification number.” Our unique pigments embedded in the ink of a unique serialized barcode can provide a layered security foundation for a customer solution in this market.

Food and Beverage

Counterfeit food threats are becoming more common as supply chains become more global and as imaging and manufacturing technology become more accessible. Numerous reports of counterfeit foods have been reported, including long-grain rice labelled and sold as basmati rice, Spanish olive oil bottled and sold as Italian olive oil, and mixtures of industrial solvents and alcohol sold as vodka. Although many of these stories have emerged from the U.K. and Europe, the fake-food problem is also relevant in the United States.

On March 30, 2016, INTERPOL announced that more than 10,000 tonnes and one million litres of hazardous fake food and drink were seized in operations across 57 countries in an INTERPOL-Europol coordinated initiative to protect public health and safety. We believe our pigments and authentication tools can help in the battle against counterfeit foods and beverages.

Consumer Goods Packaging

Counterfeit items are a significant and growing problem with all kinds of consumer packaged goods, especially in the luxury retail and apparel industries. Counterfeiting in packaging has greatly intensified in recent years, causing concerns for consumers and financial concern for businesses worldwide. As a result, the global anti-counterfeit packaging market is estimated to reach approximately $128.6 billion by the year 2019, according to Markets and Markets.  Billions of dollars per year are at stake for companies as they seek ways to ensure that the products sold with their logos and branding are authorized and authentic. The proliferation of counterfeiting requires brand owners and their converter/printer partners to work together to create a multi-layered protection plan so that their packaging and labels protect their brands and deter those trying to profit at their expense.

Counterfeiters have become so good at their unlawful activity that spotting the difference between legitimate and counterfeit products can be daunting. Counterfeiters have many ways to subvert legitimate brands. These may include taking an out-of-date product and selling it in packaging and labels that have been forged; sometimes, the packaging, labels and product itself are all counterfeited. Counterfeiters might also use legitimate packaging coupled with fake products. We believe our pigment security systems are a cost-effective solution for printer and packagers and are easily integrated into their existing manufacturing process.

The Opportunity

As counterfeiting continues to increase and losses to manufacturers and others continue to escalate, we believe that those entities will seek better technologies to minimize their exposure. These technologies, however, must also be cost-effective, easy to integrate, and highly resistant to counterfeiting themselves.

Our Solutions

In the areas of authentication and serialization of physical goods, we offer clients the following products as anti-counterfeit systems:

•	RainbowSecure™;
•	SecureLight™;
•	SecureLight+™; and
•	Authentication tools.

RainbowSecureTM technology was our first technology to be patented. It combines an invisible ink with a proprietary tuned laser to enable counterfeit products to be exposed. It has been widely accepted in the gaming industry, where the technology has been used by casinos to protect their chips, dice, and playing cards from fraud. The technology also features a unique double layer of security which remains entirely covert at all times and provides licensees with additional protection. RainbowSecure™ is particularly well-suited to closed and controlled environments, such as casinos that want to verify transactions within a specific area, and are not interested in outside public verification by consumers. The technology is also appropriate for anti-counterfeit protection of tags and labels in the apparel industry, where it can be applied to a variety of different materials in the form of dyes.

SecureLightTM technology was developed as a result of our investment in new proprietary color changing inks that could penetrate broader markets and result in far greater revenues. During the past nine years, we have refined our technologies and their applications, and now have what we believe to be the easiest, most cost effective and efficient authentication technologies available in the world today. Our technology, known as SecureLight™, takes advantage of the new ubiquitous energy efficient fluorescent lighting to change the color of ink, resulting in hundreds of new applications ranging from credit cards to driver’s licenses, passports, stock certificates, clothing labels, currency, ID cards, and tax stamps. The technologies can also be used to protect apparel, pharmaceuticals, and virtually any other physical product.

SecureLight+TM technology combines the covert characteristics of RainbowSecure and the overt characteristics of SecureLight. This provides a solution which can be authenticated in two different ways - by proprietary tuned laser devices, and also by anyone with fluorescent lighting including end consumers.

Authentication tools have been developed which we sell to customers in conjunction with pigments and are tuned to authenticate the unique frequency of each batch. This allows for customers to instantly authenticate items with a customized beeper which will only positively identify a product bearing their unique anti-counterfeiting solution. This authentication is provided in the form of an LED indicator and audible ‘beep’.

We received a U.S. patent for a system to detect and authenticate our pigments using a smartphone. We are in the process of developing this application and expect to have it in production this year. This will provide a very simple and inexpensive way for brand owners, supply chain/distribution chain and consumers to verify the authenticity of products, packaging and any material goods.

Raw Material Suppliers

Our security pigments are manufactured from naturally occurring inorganic materials. The manufacturing process includes both chemical and mechanical elements. In many cases, we produce pigments that are unique to a particular customer or product line. This uniqueness can be achieved through a variety of techniques, including custom formulation or combination of our proprietary pigments and/or incorporation of other specialized taggents.

There are many manufacturers of these types of specialized pigments and we intend to maintain multiple simultaneous relationships to ensure ample sources of supply.

Distribution

We currently distribute pigments directly to our customers. We are in discussions with an existing channel partner regarding an arrangement to use their secure facilities to house inventory and fulfill customer orders. We provide pigment mixing instructions for the specific uses of each client based on their existing equipment and processes. We maintain policies and procedures to monitor, track and log access to and disposition of all pigment. Our customers are also required to agree to and implement these policies and procedures.

The company has also developed relationships with ink suppliers for formulation and mixing of inks and coatings, which can be provided directly to customers. Typically, inks and coatings are formulated and mixed individually for specific printing equipment and applications for different substrates. We have worked with ink suppliers to optimize the formulation of inks and coatings incorporating our pigments. Our ready supply of finished inks and coatings allows for customers to easily utilize our solutions.

Digital Authentication Technologies and Products

We believe accurate identification of human beings in electronic transactions, also known as Digital Identity Management, will continue to be a large and rapidly growing market. As more electronic transactions incorporate the exchange of value and money, the verification of the unique identity of human beings participating in those transactions becomes more important. In general, every electronic transaction has a least two actors – a subject and a relying party. The relying party has a business need to eliminate or reduce risk associated with the identification of the subject.

Electronic financial theft and electronic theft of private information make headlines almost every day -according to a 2015 Identity Fraud Study released by Javelin Strategy & Research, in 2014, $16 billion was stolen from 12.7 million U.S. consumers. The majority of this harm can be traced to weak authentication systems, such as Username/Password, yet these weak systems continue to be used in most of the world’s transactional systems.

Historically, stronger authentication solutions, such as biometric, two-factor and multi-factor solutions have been difficult to use and expensive to deploy and operate. The extraordinary proliferation of smart phones and tablets provide an infrastructure for disruptive solutions that leverage the mobile nature of these devices and the multi-sensor computing capabilities.

The authentication market continues to become more fragmented with new authentication devices and mechanisms emerging every day. Fingerprint sensors in smartphones, IR retina scanning cameras in smartphones, wearable’s like fitbit, iWatch, etc. All of these make the strong authentication decision for enterprises much more difficult – which technology(s) do they support, which will become the next standard. This is one of the key value propositions of VerifyMe Authenticator – our ability to support any authentication mechanism and our patented risk scoring engine insult the enterprise from these risks and insure that whatever technologies become entrenched they will be able to use them and delight their customers.

VerifyMe Authenticator is a digital identity management platform that provides extensible authentication mechanisms that can be dynamically invoked to achieve a specified degree of identity assurance. The Authenticator platform incorporates a risk engine that associates individual risk parameters and scores with every unique authentication mechanism. The risk engine then generates aggregate risk scores based on the specific combination of individual authentication mechanisms used to confirm the identity of the human being.

Digital Authentication Industry Background

The growth in internet banking and internet commerce and the increasing use and reliance upon proprietary or confidential information that is remotely accessible by many users by businesses, government and educational institutions, has made information security a paramount concern. We believe that enterprises are seeking solutions that will continue to allow them to expand access to data and financial assets while maintaining network security.

A vendor in the user authentication market delivers on-premises software/hardware or a cloud-based service that makes real-time authentication decisions for users who utilize an arbitrary endpoint device (that is, not just Windows PCs or Macs) to access one or more applications, systems or services in a variety of use cases. Where appropriate to the authentication methods supported, a vendor in this market also delivers client-side software or hardware that end users utilize to make those real-time authentication decisions.

The market is mature, with several vendors offering products that have been continuously offered during the past three decades (although ownership has changed over that time). However, new methods and vendors continue to emerge, with the most rapid growth occurring within the past decade in response to the changing market needs for different trade-offs among trust, user experience (“UX”) and total cost of ownership (“TCO”). The greater adoption of user authentication over a wider variety of use cases, the impact of mobile, cloud and big data analytics, and the emergence of innovative methods continue to be disruptive.

While over 100 authentication vendors currently operate in the market, the vast majority deliver two-factor authentication solutions. Even the few vendors that market biometric solutions simply combine them with a password for two-factor security.

We are providing more granular access to the different elements of VerifyMe Authentication. Specifically we will introduce a 2 factor authentication solution that provides a direct alternative to existing 2 factor authentication solutions at substantially lower TCO with a simple a seamless upgrade path to 3+ factor authentication incorporating biometrics.

Internet and Enterprise Security.  With the advent of personal computers and distributed information systems in the form of wide area networks, intranets, local area networks and the Internet, as well as other direct electronic links, many organizations have implemented applications to enable their workforce and third parties, including vendors, suppliers and customers, to access and exchange data and perform electronic transactions. As a result of the increased number of users having direct and remote access to such enterprise applications, data and financial assets have become increasingly vulnerable to unauthorized access and misuse.

Individual User Security.  In addition to the need for enterprise-wide security, the proliferation of personal computers, personal digital assistants and mobile telephones in both the home and office settings, combined with widespread access to the Internet, have created significant opportunities for electronic commerce by individual users such as electronic bill payment, home banking and home shopping.

The continued reliance by most enterprises on passwords and PINs has resulted in daily identity theft and data breaches, with massive attacks being announced almost every week. The companies that have been attacked and compromised private data include top brands in finance, retail, entertainment, technology and governments.

Strong Authentication Market

A strong authentication market has emerged, initially led by two-factor authentication solutions. Two-factor authentication solutions combine a password with a second factor, which typically involves proving possession of some object, which may include a one-time password token that generates rotating secret codes, a telephone via a callback or a SMS message, or an email address via emailing a secret code.

According to Markets and Markets, the global multi-factor authentication (“MFA”) market was valued at USD $3.60 billion in 2014 and is expected to reach USD $9.60 billion by 2020, at an estimated CAGR of 17.7% from 2015 to 2020. Two-factor authentication is the most widely used MFA model followed by three-factor authentication models, wherein smartcard with PIN and one time password (“OTP”) is the most popular technique. Biometric based MFA models are growing at a fast rate. North America and Europe covers most of the market, whereas the Asia-Pacific region is the fastest growing region. This growth can be attributed to the rise of biometric security services, such as fingerprint, retina and facial scanning.

Password Manager/Digital Wallet Market

2012 was the year of password theft, according to SecurityCoverage. The security software company says that in the first six months of 2012, online password breaches increased 300% over the same period in 2011. Since then, this growth rate has continued. In the case of the recent data breach of dating service Ashley Madison, it is expected that the exposed personally identifiable information of over 30 million people will directly lead to the compromise of other password based accounts and services.

Until companies figure out a better way to protect their data in the cloud, we believe that the best solution is to enforce higher security with password managers.  Password managers provide tools to encrypt text files that can store passwords that are not Web based, such as Windows and Outlook passwords, Lotus Notes passwords, administration passwords including local and domain accounts, BIOS passwords, encrypted hard drive passwords, cell phone and voicemail passwords and iPad and iPhone passwords.  Password managers promise greater security while improving the user experience.

The best password managers sync to the cloud across all dominant platforms and require multi-factor authentication. There are currently no password managers that utilize more than two-factor authentication and none that incorporate additional biometric mechanisms.

The Opportunity

As identity theft and data breaches continue to increase and losses to service providers and individuals continue to escalate, we see both enterprises and consumers seeking better solutions to protect their interests. These solutions must be cost effective, easy to integrate, and simple to use.

Any transaction or action which requires authentication of an individual is a potential opportunity for a strong multi-factor solution such as VerifyMe Authenticator. This is a very large market opportunity, within which we are focused on four specific segments:

•	Subscription services market, where revenue is commonly lost due to multiple individuals sharing user credentials to access information and services;
•	Online gaming market, where financial transactions are performed and also geo-location is very important to comply with state/country regulations;
•	Financial services market, where there is a large financial risk to identity theft and fraud; and
•	Physical access control market, where the identity of individuals is key to allow access to buildings.

Our Solution

VerifyMe Authenticator delivers an electronic authentication solution for identifying individual human beings. When a subject attempts to access an internet resource and asserts an identity, VerifyMe Authenticator attempts to authenticate the asserted identity insuring that it corresponds to the unique human being that originally registered. It does this utilizing multiple strong authentication mechanisms, involving at least three independent factors. VerifyMe Authenticator can deliver identity assurance consistent with National Institute of Standards and Technology (NIST) Level 4 authentication requirements as specified in Special Publication 800-63-1.

VerifyMe Authenticator is based around mobile apps that incorporate a password manager and single sign on (“SSO”) capability. In addition to facilitating strong authentication during the logon process to the enterprise resource or service, VerifyMe Authenticator also lets the user conveniently integrate and protect all of their legacy username and passwords.

Fast and Easy to Use

VerifyMe Authenticator replaces passwords and PINs with a quick, intuitive and user-friendly interface. Our customers are able to authenticate end users in multiple ways (multi-factor) in the same timeframe as a conventional password login. The Service is platform agnostic (available for IOS, Android, Mac and PC), and scalable for use with wearable personal devices.

Support for Any Authentication Method

VerifyMe Authenticator has the ability to authenticate individuals using facial recognition, fingerprint, swipe pattern recognition, secret color, location detection and other mechanisms. We believe that Authenticator can provide the highest levels of confidence, security and account protection to a businesses’ customers, all within seconds. VerifyMe Authenticator is not limited to specific authentication factors. Our platform can support any available authentication mechanism, including those that require policy-driven mechanisms.  We are continuing to add new authentication mechanisms, including mechanisms suitable for wearable devices and new forms of biometrics.

Multi-Factor Confidence Scores

Depending on the desired level of confidence, different online and mobile application accounts can require varying quality scores. As the desired level of security increases, so does the required quality score to complete a sign-in transaction.  As the quality score increases, additional authentication factors are added to the sign-in process.

Secure Platform, Easy to Integrate

VerifyMe Authenticator can be delivered either as a managed service from our secure cloud or as licensed software, which can be operated on-premise with existing infrastructure.  VerifyMe Authenticator also features the following benefits:

•	Available to be white-labeled and integrated into existing digital platforms;
•	Non-Stop, audited, monitored, private cloud service;
•	Three independent, fault tolerant, redundant data centers (“Rackspace”);
•	Global load balancing and traffic management;
•	High level commercial API’s can be integrated in hours; and
•	Complete audit information, including fresh biometrics.

The three factors VerifyMe Authenticator utilize include, but are not limited to, the following:

Factor 1 – Something you have – a possession device – typically this is a registered mobile device, which we can authenticate either via SMS or email round robin protocol.

Factor 2 – Something you know – a knowledge factor – we currently utilize a color gesture swipe. This requires the subject to confirm their secret color and appropriately connect dots on a matrix consistent with their registered gesture pattern.

Factor 3 – Something you are – we utilize facial recognition to authenticate images captured in real-time using the registered device’s built in camera, with images that were stored in the subject’s profile during registration.

Our platform can be distinguished from competitors in that it is not limited to any of the above authentication mechanisms; VerifyMe Authenticator currently supports many more authentication mechanisms and we intend to continue expanding this list.  For example, our platform is not limited to facial recognition as a biometric mechanism. It currently supports voice, fingerprint and other mechanisms.

In addition, VerifyMe Authenticator includes a risk-scoring engine that is able to enforce complex, customer specific authentication policies and shield them from the underlying complexity of evaluating multiple, independent authentication mechanisms. This risk engine allows us to constantly add new authentication mechanisms as they emerge. We see the emerging market of wearable devices as providing new authentication mechanisms that will be very simple and reliable for the end-user. Because our risk engine insulates the enterprise from the complexity of having to interface with all these different platforms, they are available to benefit from and insure their customers can utilize these devices to their full potential.

VerifyMe Authenticator is platform agnostic (available for IOS, Android, Mac, Linux and Windows) and scalable for use on wearable personal devices. The digital platform is an enterprise solution, which combines multiple independent authentication factors and can also determine geo-location utilizing a number of mechanisms including GPS, cell tower triangulation and IP/WIFI address. Because the service utilizes biometrics and liveness detection, it eliminates the possibility that users might share their authentication credentials, or that user accounts can be accessed by other individuals. The combination of biometrics and geo-location provides extremely strong transactional evidence, making it nearly impossible for an end-user to refute having been part of a transaction.

Our Technology

We have attempted to achieve sufficient flexibility in our products and technologies so as to provide cost-effective solutions to a wide variety of counterfeiting problems. We intend to generate revenues primarily by selling pigment to manufacturers who incorporate our technologies into their manufacturing processes and their products as well as through licensing fees where we are providing unique or custom solutions.

Our Intellectual Property

Intellectual property is important to our business. Our current patent portfolio consists of ten granted patents and six applications pending. While some of our granted patents are commercially ready, we believe that others may have commercial application in the future but will require additional capital and/or a strategic partner in order to reach the potential markets. All of our patents are related to the inventions described above. Our patents begin to expire between the years 2019 and 2031.

We continue to develop new anti-counterfeiting technologies and to apply for patent protection for these technologies wherever possible.  When a new product or process is developed, we may seek to preserve the economic benefit of the product or process by applying for a patent in each jurisdiction in which the product or process is likely to be exploited.

The granting of a patent does not prevent a third party from seeking a judicial determination that the patent is invalid. Such challenges to the validity of a patent are not uncommon and are occasionally successful. There can be no assurance that a challenge will not be filed to one or more of our patents, if granted, and that if filed, such a challenge will not be successful.

Research and Development

We have been involved in research and development since our inception and intend to continue our research and development activities, funds permitting. Until January 1, 2013, our research and development focused on pigment technologies. Since January 1, 2013, we have allocated research and development efforts between digital and physical technologies. We hope to expand our technology into new areas of implementation and to develop unique customer applications. We spent approximately $2.4 million and $10.6 million on research and development during the years ended December 31, 2015 and 2014, respectively.

Our Revenue Model

To date, we have not generated significant revenue. We believe that creating demand for our products and services will require a marketing program that effectively reaches potential customers. In developing our most recent marketing approach, we have attempted to achieve sufficient flexibility in our products and technologies so as to provide cost-effective solutions to a wide variety of counterfeiting problems. We intend to generate revenues primarily by collecting license fees from manufacturers who incorporate our technologies into their manufacturing processes and user authentication protocols, as well as through the sale of pigments to be incorporated within inks and dyes and the sale of authentication tools.

Sales and Marketing Strategy

We plan to direct our sales and marketing strategy at multiple target groups as follows:

Consumer Product Security	• Pharmaceuticals • Luxury goods • Tobacco • Alcohol • Auto parts • Aviation parts • Any other packaging requirements

Documents of Value	• Currency • Stock certificates and bonds • Event tickets • Lottery tickets

Homeland Security	• Passports • ID cards • Driver’s licenses • Visas • Container seals • Pallet security

Gaming	• Online gaming sites • Casino chips • Dice • Playing cards • E-proms/critical memory devices • Lottery tickets

Product Diversion Tracking	• Pharmaceuticals • Apparel/licensed merchandise • Cosmetics and fragrances • Watches and jewelry

Financial Services and Products	• Consumer login credentials • Online transaction approval • Credit cards • Bank checks • Financial documents/promissory notes

Two-Factor Alternative	• Consumer login credentials • Lower cost • Upgrade to stronger authentication - configuration changes - no new integration

Subscription Service	• Consumer login credentials • Uniquely identify human beings • No ability to share credentials • Subscriptions/Licenses specific to one individual

We plan for our sales and marketing strategy to include an outreach program and sales programs that tailor the product to the governmental body or merchant, as well as key partnerships with authorities and merchants whose products or audiences can be complementary to our own. In particular, we will focus on building relationship with key partners who can deliver our products to their existing and prospective customers in target markets - i.e., printer/packagers, plastic card manufacturers and financial services intermediaries.

Competition

The market for protection from counterfeiting, diversion, theft and forgery is a mature 25-year-old industry dominated by a number of large, well-established companies, particularly in the area of traditional overt security technologies. This is due to the fact that security printing for currency production, for example, began in Europe over a century ago and has resulted in the establishment of old-line security printers which have branched out into brand and product protection as well. In North America, brand protection products, such as tamper-resistant packaging, security labels, and anti-theft devices are readily available and utilized on a widespread basis. In recent years, however, demand has increased for more sophisticated overt and covert security technologies. Competitors can be segregated into the following groups:  (i) Security Ink Manufacturers. These are generally well-established companies such as SICPA and Sun Chemical, whose core business is printing inks; (ii) System Integrators. These companies have often evolved from other sectors in the printing industry, mainly security printing manufacturers, technology providers, or packaging and label manufacturers. These companies offer a range of security solutions, enabling them to provide a complete suite of solutions tailored to the customer’s specific needs and requirements. The companies in this space include 3M, DuPont, Honeywell, and Avery Dennison; (iii) System Consultancy Groups. These companies offer a range of technologies from several different providers and tailor specific solutions to end-users; (iv) Traditional Authentication Technology Providers. These purveyors include American Banknote Holographics and Digimarc, which provide holograms and digital watermarking, respectively; (iv) Product Diversion Tracking Providers. Next-Generation Technology Providers LLC falls into this group, along with several companies such as Applied DNA Sciences, Authentix, DNA Technologies, and Identif, which provide on-product and in-product tagging technologies; (v) Traditional Security Printers. This group includes traditional security printers such as Thomas de la Rue and Portals, whose core products are printing the world’s currencies; and (vi) Biometric Solution Providers. These companies offer biometric authentication capabilities to be integrated with existing mobile device authentication, such as ImageWare Systems.

To compete effectively, we expect that we will need to expend significant resources in technology and marketing. Each of our competitors has substantially greater financial, human and other resources than we have. As a result, we may not have sufficient resources to develop and market our services to the market effectively, if at all.

We expect competition with our products and services to continue and intensify in the future. We believe competition in our principal markets is primarily driven by:

•	product performance, features and liability;
•	price;
•	timing of product introductions;
•	ability to develop, maintain and protect proprietary products and technologies;
•	sales and distribution capabilities;
•	technical support and service;
•	brand loyalty;
•	applications support; and
•	breadth of product line.

If a competitor develops superior technology or cost-effective alternatives to our products, our business, financial condition and results of operations could be significantly harmed.

Major Customers/Vendors

During the years ended December 31, 2015 and 2014, three customers accounted for 100% of total revenue. Generally, a substantial percentage of our revenue has been to a small number of customers and is typically on an open account basis.

During the years ended December 31, 2015 and 2014, we purchased 100% of our pigment from one vendor, Phosphur Technologies.

Facilities

Our principal offices are located in temporary office space at 12 West 21st Street, New York, NY10010 where we lease and occupy approximately 300 square feet of space. The lease for our office is month-to-month.

We believe that our office is suitable and adequate for our current needs but we do anticipate seeking more permanent office facilities in New York City.

Employees

As of December 31, 2015, we had five full time employees. None of our employees are represented by a union or covered by a collective bargaining agreement.  We believe that our relations with our employees, consultants and contractors are good.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of April 27, 2016:

Name	Age	Position(s)
Executive Officers:
Paul Donfried	54	President, Chief Executive Officer and Director
Benjamin Burrell	37	Chief Operating Officer
Sandy Fliderman	39	Chief Technology Officer
Scott McPherson	54	Chief Financial Officer

Non-Employee Directors:
Claudio Ballard	57	Director
Michael Madon	43	Director
Lawrence Schafran	77	Director
Jonathan Weinberger	39	Director

Executive Officers

Paul Donfried

Paul Donfried was appointed to the Board of Directors on April 22, 2015, and was appointed as President, Chief Executive Officer and Secretary of VerifyMe, Inc. on May 5, 2015.  Mr. Donfried joined VerifyMe as Chief Technology Officer in 2013. He was responsible for leading the development of innovative, resilient and easy-to-use solutions for meeting the anti-counterfeiting and brand protection needs of our customers. In his role as CTO, Mr. Donfried was also responsible for IT services, b oth internal and external.  Prior to his current role at VerifyMe, Inc., Mr. Donfried spent four years as CTO - Identity and Access Management for Verizon, responsible for the strategy, engineering and marketing direction of the company’s portfolio of enterprise identity services. He led Verizon’s strategic alignment of cloud-based identity technologies across market segments, helping deliver a new generation of identity services that enable organizations to address the complex challenges of authenticating and managing user identities.  Prior to his role at Verizon, Mr. Donfried was Vice President of SAIC Identity & Access Management Solutions for two years, where his responsibilities included overall strategy, product development and the introduction of identity technologies. Earlier in his career, Mr. Donfried worked for Apple, General Electric and The Bank of Montreal.  A recognized expert in the fields of identity life cycle and risk management, Mr. Donfried has led the development of numerous industry organizations including SAFE-BioPharma and Identrust. He is a frequent speaker on the role of trusted e-commerce and its application in heavily regulated industries and the federal government. As a member of the Open Identity Exchange (OIX), Mr. Donfried provides leadership on the creation of trust frameworks and the protection of critical infrastructure. Mr. Donfried received a Bachelor of Science in computer science from Rensselaer Polytechnic Institute and holds multiple patents for identity, authentication, attributes and digital signing systems.

Our board of directors believes Mr. Donfried’s perspective and experience as our President and CEO, as well as his depth of operating and senior management experience in our industry and educational background, provide him with the qualifications and abilities to serve as a director.

Benjamin Burrell

On July 15, 2015, Ben Burrell was appointed as the Chief Operating Officer of VerifyMe, Inc.  Prior to his current role with the Company, Mr. Burrell was the Vice President—Americas, Head of Middle Office Operations for Clearing, Collateral Management and Execution at JPMorgan Chase & Co., a global leader in investment banking, financial services, commercial banking, financial transaction processing, asset management and private equity. In his role at JPMorgan Chase & Co., Mr. Burrell coordinated the operational delivery of technology-based financial services products to over 400 institutional clients. Prior to that, Mr. Burrell held various senior positions in the Worldwide Securities Services division of JPMorgan Chase & Co. spanning 15 years, including roles relating to Sales, Securities Operations Management and Client Relationship Management. Mr. Burrell began his career with Barclays Bank Plc in London and has also worked as Director of Business Development for a boutique investment bank, New Vernon Financial LLC.

Sandy Fliderman

On June 12, 2015, Sandy Fliderman was appointed as the Chief Technology Officer (“CTO”) of VerifyMe, Inc.  Prior to his current role with the Company, Mr. Fliderman was the Chief Information Officer at VEEDIMS, LLC, an Internet of Things technology company specializing in data collection and distribution in the aerospace and marine industries. In addition, in the areas of Information Technology (“IT”)/Information Systems, Research and Development and Operations, Mr. Fliderman lead the charge to attain the AS9100 and ISO9001:2008 certifications needed to do business in the aerospace markets. Prior to that Mr. Fliderman was the co-founder and CTO of Zaah. Zaah is a full service digital media company that creates big brand websites, mobile apps, games, and develops social media content and strategy. As CTO of Zaah, Mr. Fliderman directed a team of over 200 personnel and oversaw Zaah’s strategy and development teams in New York, Florida and India. While CTO at Zaah, Sandy was co-inventor on a number of patents and created the technology behind VerifyMe. A software management veteran with over 22 years of experience, Mr. Fliderman began his business career at J.P. Morgan & Co. on the bank’s IT team. He spent his first 5 years in IT on the trading floor on Wall Street.

Scott McPherson

Scott McPherson has served as our Chief Financial Officer (“CFO”) since December 1, 2014. Mr. McPherson previously served as our Chief Financial Officer of the Company from December 2012 to October 2013. Mr. McPherson is currently the CFO of Virtual Piggy, Inc. Mr. McPherson also served as CFO of Cannlabs from April 2014 to June 2015. He also served as Chief Executive Officer of Cannlabs from April 2015 to June 2015. Prior to his tenure with us, from August 2012 through November 2012, Mr. McPherson served as the Chief Financial Officer of Virtual Piggy, Inc. Virtual Piggy, Inc. is a public company that has increased market interest towards the security aspects of online gaming and social networking and has focused its efforts towards delivering a platform technology designed to manage the under-18 age group’s online experience in a secure manner. Mr. McPherson currently serves as Chief Financial Officer of Virtual Piggy, Inc. In January 2005, Mr. McPherson formed McPherson, CPA, PLLC which he continues to manage today. The firm performs accounting and tax services for numerous clients in various industries. The firm also performs litigation support services, primarily involving clients in class action lawsuits and other lawsuits involving accounting malpractice or manipulation. The firm has successfully assisted small public companies by developing procedures for them to implement in order to initially comply and maintain compliance with the Sarbanes-Oxley Act. All of these services are conducted under the direction of Mr. McPherson. Mr. McPherson has managed McPherson, CPA, PLLC since its founding. Prior to the formation of McPherson, CPA, PLLC, Mr. McPherson served in a regional certified public accounting firm as a partner in the Merger and Acquisition, SEC and Litigation Support departments of a regional certified public accounting firm.

Non-Employee Directors

Claudio R. Ballard

Claudio R. Ballard has served as a director on our board of directors since March 30, 2013. He currently serves as the Chairman, Founder and one of the Managing Members of VEEDIMS, where he has served since April 2011. In 2010, Mr. Ballard was named “Inventor of the Year” by the United States Business and Industry Council, in recognition of his founding of Iconic Motors and VEEDIMS as well as the creation of the DataTreasury Global Repository Platform, a patent protected electronic transaction system licensed by banks to process digital checks. Mr. Ballard has over 37 years of experience in computer technology, software and business development. In 1979, he founded FORTEX Corporation, which in 1981 became the world’s first ORACLE Value-Added Reseller and Systems Integrator by delivering the earliest known commercially viable production mission critical application software and supporting development tools that initially ran on ORACLE and eventually ran on other database platforms. By the late 1980s, Mr. Ballard’s team had built sophisticated, mission critical systems for more than 30 Fortune 500 companies, including Kidder Peabody, General Electric (14 Divisions), Standard & Poor’s, CitiBank, Philip Morris, Boeing, McDonnell Douglas and AT&T Bell Labs, Pfizer, and Novartis (formally Ciba-Geigy), as well as government agencies that included the U.S. Army, U.S. Air Force, U.S. Navy, the Food and Drug Administration (7 departments at the FDA) and the Central Intelligence Agency. In 1994, Mr. Ballard invented the DataTreasury System, the sophisticated repository and online biometrics system that enables banks to quickly verify identity and process a myriad number of financial transactions. In 1998, Mr. Ballard founded DataTreasury Corporation and launched the core technology that led to the development of the check-imaging platform. Today, over 50 banks throughout the U.S. representing approximately 70% of U.S. check processing volume use this technology through a licensing arrangement.

Our board of directors believes Mr. Ballard is qualified to serve as a director based on his many years of professional experience and the board of directors also believes, based on his professional experience that, Mr. Ballard possesses particular knowledge and experience that strengthen the board’s collective qualifications, skills and experience.

Michael Madon

Michael Madon was appointed as the Chairman of the Board of VerifyMe, Inc. on February 29, 2016.  Mr. Madon is a senior strategy leader in cyber security and financial intelligence with nearly 20 years of a proven track record and expertise in leading cross-functional teams to develop and create results-oriented solutions at the intersection of government and business processes, people management, and information technology. Mr. Madon currently serves as the CEO and co-founder of Ataata, the next generation learning and engagement platform for the 21st century workforce. Before founding Ataata, Mr. Madon served as Vice President, Business Development for RedOwl, a behavioral analytics software company that addresses insider security risks. Mr. Madon also served on the Board of Directors of TeleCommunication Systems (NASDAQ: TSYS), a world leader in secure and highly reliable wireless communication technology. In February 2016, Comtech Telecommunications Corp. acquired TeleCommunication Systems, Inc. for $430.8 million in a strategic and cash accretive transaction.  From September 2009 to May 2014, Mr. Madon served as Deputy Assistant Secretary in the Office of Intelligence and Analysis of the Treasury Department where he developed strategies to help the department identify and mitigate cyber risks and vulnerabilities within both the department and financial sector. In recognition of his service, Mr. Madon was awarded the National Intelligence Distinguished Service Medal—the Intelligence Community’s highest award. In addition, he received the U.S. Department of the Treasury’s Distinguished Service Award.  Mr. Madon has focused on cyber information issues in areas as diverse as attack, remediation, and preservation, as well as threats to critical infrastructure and supply chains. A recognized expert in the fields of cyber security and financial intelligence, he has testified before Congress on the global cyber threat and been profiled in an array of industry publications. He currently serves on Intelligence & National Security Alliance (INSA) and is an active member of INSA’s Subcommittee on Insider Threat. He also serves on the Board of Advisors of the Foundation for Defense of Democracies’ Center on Sanctions and Illicit Finance and is an active member of the Armed Forces Communications and Electronics Association.  Mr. Madon served as an active duty officer in the U.S. Army and remains an active member of the Army Reserves as an Intelligence Officer supporting the Joint Chiefs of Staff (J2, Intelligence). He has held leadership positions in Airborne, Mechanized and Military Intelligence Units stateside and overseas. He is a recipient of the Bronze Star.

Mr. Madon holds a M.B.A. from the Wharton School of the University of Pennsylvania, a Certificate of Graduation from the Command and General Staff College, a Master of International Affairs from Columbia University, and a B.A. from Cornell University.

Our board of directors believes Mr. Madon is qualified to serve as a director based on his many years of professional experience, including his experience in the cybersecurity industry and the board of directors also believes, based on his professional experience that, Mr. Madon possesses particular knowledge and experience that strengthen the board’s collective qualifications, skills and experience.

Lawrence Schafran

Lawrence G. Schafran has served as a director on our board of directors since September 30, 2015. Mr. Schafran, age 77, was chosen as a member of the Company’s Board because of his extensive business skills and experiences and his financial literacy and expertise. Mr. Schafran also possesses a broad range of experiences and skill garnered from the various leadership positions and from his service on other public company boards and committees. Since 2006, Mr. Schafran has served as a director, chairman of the audit committee and member of the compensation committee of Wright Investors’ Service Holdings, Inc., a provider of investment and financial services. Mr. Schafran was previously a director, audit committee chairman and member of the compensation committee of SecureAlert, Inc., now Track Group, a manufacturer and distributor of tracking systems, from 2006 to 2013. Between 2006 and 2011, Mr. Schafran also served as a director and board committee member for other public companies, including Subaye, Inc., New Frontier Energy, Inc., America’s Suppliers, Inc., and SulphCo, Inc. Mr. Schafran has also served as a director of several private companies, including Cupcake Digital, Inc., a creator and distributor of children’s educational and entertainment applications (2014 to present); Glasstech, Inc., an automotive glass manufacturer (2002 to present), and as the managing director of Providence Capital, an investment and advisory firm (2003 to 2012).

Our board of directors believes Mr. Schafran is qualified to serve as a director based on his many years of professional experience and the board of directors also believes, based on his professional experience that, Mr. Schafran possesses particular knowledge and experience that strengthen the board’s collective qualifications, skills and experience.

Jonathan Weinberger

Jonathan R. Weinberger has served as a director on our board of directors since November 21, 2012. Mr. Weinberger is an experienced, accomplished, and well-respected member of the Washington D.C. legal, government, technology, and business communities. He currently serves as the first ever Vice President of Innovation and Technology at the Alliance of Automobile Manufacturers, based in Washington D.C. The Alliance is the leading advocacy group for the auto industry and represents 77% of all car and light truck sales in the United States. He previously served as President and Executive Vice President of a revolutionary technology company called Veedims, LLC, based in Fort Lauderdale, Florida. He also acted as a senior advisor to the owners of the private holding company that owns Veedims. Prior to joining Veedims, Mr. Weinberger served directly under six cabinet members in various positions, including service at the Department of State on the staffs of both Secretary Albright and Secretary Powell. At the U.S. Treasury, Mr. Weinberger served as the youngest Executive Secretary of the Treasury in the department’s history. He also served as the Executive Secretary and Deputy Chief of Staff at the Office of the United States Trade Representative at the White House. Mr. Weinberger has served as Associate General Counsel, where he was in charge of issues with respect to foreign investment in the United States and led the litigation team on various high-level trade disputes with China. Through his service in the government, Mr. Weinberger has developed a superb skill for executive management at the largest scale, an eye for efficient operation, and a rare entrepreneurial mindset that allowed for the streamlining of multitudes of bureaucratic structures and processes. Mr. Weinberger received his Bachelor’s Degree in International Affairs and Italian from The Johns Hopkins University. He also earned a Master’s Degree in U.S. Foreign Policy from the Elliott School of International Affairs at George Washington University, a Juris Doctor degree from the Washington College of Law at American University, and a Masters of Law (LL.M.) in international finance and national security law, with distinction, from Georgetown University Law Center.

Our board of directors believes Mr. Weinberger is qualified to serve as a director based on his many years of professional experience and the board of directors also believes, based on his professional experience that, Mr. Weinberger possesses particular knowledge and experience in information technology that strengthen the board’s collective qualifications, skills and experience.

Composition of our Board of Directors

Our board of directors currently consists of five members, four of whom are non-employee directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that Michael Madon, Lawrence Schafran and Jonathan Weinberger are independent under the applicable rules and regulations of the NASDAQ Stock Market. Our board of directors also determined that Jonathan Weinberger, who is chairman of our nominating and corporate governance committee, satisfies the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. However, Claudio Ballard, who is chairman of our compensation committee, does not satisfy the standards for such committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. With respect to our audit committee, our board of directors has determined that Lawrence Schafran satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determinations, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and has individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the following:

•	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
•	personal and professional integrity and ethical values;
•
experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

•	experience relevant to our industry or with relevant social policy concerns;
•	relevant academic expertise or other proficiency in an area of our operations;
•	objective and mature business judgment and expertise; and
•	any other relevant qualifications, attributes or skills.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. The composition and function of each of these committees are described below.

Audit Committee. Our audit committee is comprised of Lawrence Schafran, Jonathan Weinberger, and Claudio Ballard, Mr. Schafran is the chairperson of the committee. Our board of directors has determined that Mr. Schafran is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, and satisfies the financial sophistication requirements of applicable NASDAQ Marketplace Rules.

Our board of directors has determined that each of the audit committee members other than Claudio Ballard is an independent director under the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act.

Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any; and
•	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Compensation Committee. Our compensation committee is comprised of Claudio Ballard, Lawrence Schafran and Jonathan Weinberger. Mr. Ballard is the chairman of the compensation committee. Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our chief executive officer;
•	administer our stock incentive plans; and
•	prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is comprised of Jonathan Weinberger, Claudio Ballard and Lawrence Schafran. Mr. Weinberger is the chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee is authorized to:

•	identify and nominate members of the board of directors;
•	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and
•	oversee the evaluation of our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting.  The code of business conduct and ethics is available on our website at http://www.verifyme.com/#intro.  We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated at our company.  We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management.  Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow.  Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.  This leadership structure also is preferred by a significant number of our stockholders.  Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Michael Madon is the Chairman of the Board of Directors

While our amended and restated by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel.  Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us.  This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks.  Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Limitation of Directors’ and Officers’ Liability and Indemnification

The corporate laws of the state of Nevada authorize corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.  Our amended and restated articles of incorporation limit the liability of our directors to the fullest extent permitted by Nevada law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.  Our amended and restated articles of incorporation and amended and restated by-laws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature.  We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name.  Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings.  A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

 The company intends to enter into separate agreements with its directors and officers.  Pursuant to such agreements, the company intends to agree to indemnify, defend and hold harmless each director to the fullest extent of the law of the State of Nevada and in accordance with the Company’s amended and restated articles of incorporation and amended and restated by-laws.  The Company expects for such indemnification to apply to any actions taken in the director’s official capacity as a director, as well as those actions that relate to the company’s business while the director holds office.  Further, the Company expects for such indemnification to not apply to matters arising out of the director’s gross negligence or willful misconduct.  The Company expects for such indemnification of its directors to cover payment for or reimbursement of expenses, including legal fees and expenses.  Additionally, the company intends to agree to maintain directors’ and officers’ insurance throughout the terms of such agreements and for a period of six years thereafter. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies.  In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by the Company’s principal executive officer and named executive officers during the years ended December 31, 2015 and 2014.

				Stock	Option	All Other
		Salary	Bonus	Awards(1)	Awards(1)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Neil Alpert, Former Chief	2015	6,667	-	-	-	-	6,667
Executive Officer	2014	200,000*	-	-	-	-	200,000
Paul Donfried, Chief Executive Officer,	2015	151,107**	-	280,000	405,342	-	836,449
President and Secretary(a)	2014	300,000***	-	-	-	-	300,000
Ben Burrell, Chief Operating Officer(b)	2015	68,055****	-	918,000	1,502,219	-	2,488,274
	2014	-	-	-	-	-	-
Scott McPherson, Chief Financial Officer	2015	79,350*****	-	692,400	1,107,857	-	1,879,607
	2014	-	-	-	-	-	-
Sandy Fliderman, Chief Technology Officer(c)	2015	74,948******	-	191,250	304,003	-	570,201
	2014	-	-	-	-	-	-

(1)
Represents the grant date fair value of the option award or stock award, as applicable, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation – Stock Compensation,” or ASC 718. The assumptions used in calculating the grant date fair value of the option awards are set forth in Note 13 of our Consolidated Financial Statements.

(a)	– Mr. Donfried was appointed Chief Executive Officer, President and Secretary on May 5, 2015.
(b)	– Mr. Burrell was appointed Chief Operating Officer on July 15, 2015.
(c)	– Mr. Fliderman was appointed Chief Technology Officer on June 12, 2015.

As of December 31, 2015, employees have accrued the following:

**	$4,167
****	$3,245
*****	$6,000
******	$3,245

As of December 31, 2014, employees had accrued the following:

*	$38,827
***	$76,000

Outstanding Equity Awards At December 31, 2015

The following table sets forth, for each named executive officer, information regarding unexercised options, stock that had not vested, and equity incentive plan awards as of the end of our fiscal year ended December 31, 2015.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (a)		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Neil Alpert	-	-		-	-	-	-	-	-	-
Paul Donfried	5,882	-		-	4.25	3/28/2024	-	-	-	-
	125,000	375,000	(1)	-	0.85	6/12/2020	-	-	-	-
	-	-		-	-	-	-	-	300,000	750,000
Ben Burrell	31,250	343,750	(2)	-	0.85	7/9/2020	-	-	-	-
	-	-		-	-	-	-	-	225,000	562,500
Scott McPherson	16,667	183,333	(3)	-	5.77	8/10/2020	-	-	-	-
	-	-		-	-	-	-	-	20,000	50,000
	-	-		-	-	-	-	-	100,000	250,000
Sandy Fliderman	62,500	312,500	(4)	-	0.85	6/12/2020	-	-	-	-
	-	-		-	-	-	-	-	225,000	562,500

(1)   62,500 of the options vested on March 12, 2016, and the remainder vest quarterly through June 12, 2017.
(2)   31,250 of the options vested on January 9, 2016, and the remainder vest quarterly through July 9, 2018.
(3)   16,667 of the options vested on February 10, 2016, and the remainder vest quarterly through August 10, 2018.
(4)   31,250 of the options vested on March 12, 2016, and the remainder vest quarterly through September 25, 2017.

Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards Table

Employment Agreements

Pursuant to the terms of the offer letter agreed to between the Company and Mr. Donfried, Mr. Donfried is an “at-will” employee of the Company and receives an annual salary of $200,000. Mr. Donfried will also receive 42,500,000 options (post reverse split 500,000 options) to purchase shares of common stock of the Company, with an exercise price of $0.01 ($0.85 per share post reverse stock split). The options vest quarterly over three years. In addition, Mr. Donfried will receive 25,500,000 (post reverse split 300,000 RSUs) shares of restricted stock, vesting over a three year period, with 1/3 vesting the first year and 1/6 vesting ratably semi-annually thereafter. Mr. Donfried will receive a standard benefits package that includes health insurance and paid vacation time.

Pursuant to the terms of the offer letter agreed to between the Company and Mr. Burrell, Mr. Burrell is an “at-will” employee of the Company and receives an annual salary of $150,000. Mr. Burrell received 31,875,000 options (post reverse stock split 375,000 options) to purchase shares of common stock of the Company, with an exercise price of $0.01 ($0.85 per share post reverse stock split). The options will vest quarterly over three years. In addition, Mr. Burrell received 19,125,000 (post reverse stock split 225,000 RSUs) shares of restricted stock, vesting over a three-year period, with one-third vesting the first year and 1/12 vesting ratably on a quarterly basis thereafter. Mr. Burrell receives a standard benefits package that includes health insurance and paid vacation time.

Pursuant to the terms of the offer letter agreed to between the Company and Mr. Fliderman, Mr. Fliderman is an “at-will” employee of the Company and receives an annual salary of $150,000. Mr. Fliderman received 31,875,000 options (post reverse stock split 375,000 options) to purchase shares of common stock of the Company, with an exercise price of $0.01 ($0.85 per share post reverse stock split). The options vest quarterly over three years. In addition, Mr. Fliderman received 19,125,000 (post reverse stock split 225,000 RSUs) shares of restricted stock, vesting over a three year period, with 1/3 vesting the first year and 1/12 vesting ratably on a quarterly basis thereafter. Mr. Fliderman receives a standard benefits package that includes health insurance and paid vacation time.

Director Compensation

					Nonqualified
				Non-equity incentive	deferred
	Fees Earned or	Stock	Option	plan	compensation	All Other
	paid in cash	awards	awards	compensation	earnings	Compensation	Total
Name(2)	($)	($)	($)(1)	($)	($)	($)	($)
Claudio Ballard	-	-	60,801(5)	-	-	-	60,801
Lawrence G. Schafran	-	-	155,003(6)	-	-	-	155,003
Jonathan Weinberger	-	-	141,870(7)	-	-	-	141,870
Paul Klapper(3)	-	-	-	-	-	-	-
Connie Harriman(4)	-	-	-	-	-	-	-

(1)
Represents the grant date fair value of the option award, calculated in accordance with FASB Accounting Standard Codification 718, “Compensation – Stock Compensation,” or ASC 718. The assumptions used in calculating the grant date fair value of the option awards are set forth in Note 13 of our Consolidated Financial Statements.

(2)
Neil Alpert and Paul Donfried, who were directors in 2015, are not included in this table as they were employee directors who did not receive additional compensation for their service as directors. Mr. Madon did not serve as a director in 2015 and therefore did not receive any compensation to be reported in this table.

(3)	Mr. Klapper resigned as a director of the Company on February 26, 2015. He was not paid any compensation for his services as a director in 2015.
(4)	Ms. Harriman resigned as a director of the Company on February 15, 2015. She was not paid any compensation for her services as a director in 2015.
(5)	Mr. Ballard held 75,000 options at year end, of which 25,000 options had vested, and 50,000 options remained unvested, as of December 31, 2015.
(6)	Mr. Schafran held 75,000 options at year end, of which 25,000 options had vested, and 50,000 options remained unvested, as of December 31, 2015.
(7)	Mr. Weinberger held 175,000 options at year end, of which 58,333 options had vested, and 116,667 options remained unvested,as of December 31, 2015.

Narrative Disclosure to Directors Compensation Table

We did not pay an annual fee to any of our directors during 2015 or 2014. Each member of our board of directors receives reimbursement of expenses incurred in connection with his or her services as a member of our board or board committees.

Our non-employee directors are eligible to receive options, restricted stock and other equity linked grants under our 2013 Omnibus Equity Compensation Plan (the “2013 Plan”).

Equity Incentive Plan

In 2013, the board of directors and the holders of at least majority of our then-outstanding capital stock approved and adopted our 2013 Plan.

The material terms of the 2013 Plan are summarized below.

 General.  The 2013 Plan provides that grants may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock units
•	Stock awards
•	Stock appreciation rights (“SARs”)
•	Dividend equivalents
•	Other stock-based awards

The 2013 Plan authorizes a number of shares of our common stock for issuance equal to the sum of the following:  (i) 20,000,000 new shares, plus (ii) the number of shares of our common stock subject to outstanding grants under our 2003 Stock Option Plan (the “2003 Plan”) as of the date the  2013 Plan was approved by our stockholders plus (iii) the number of shares of our common stock remaining available for issuance under the 2003 Plan but not subject to previously exercised, vested or paid grants as of the date of  2013 Plan was approved by our stockholders, in each case, subject to adjustment in certain circumstances as described below. As of December 31, 2015, 300,000 shares of our common stock were subject to outstanding awards and 19,700,000 shares of our common stock remained available for future issuance.

The 2013 Plan provides that the maximum aggregate number of shares of our common stock with respect to which grants may be made to any individual during any calendar year is 4,000,000 shares, subject to adjustment in certain circumstances as described below.  If dividend equivalents are granted, a grantee may not accrue more than $500,000 of such dividend equivalents during any calendar year.

If and to the extent options (including options granted under the 2003 Plan) and SARs granted under the 2013 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards (including stock awards or stock units granted under the 2003 Plan), are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2013 Plan. Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes will be available again for issuance or transfer under the 2013 Plan. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. Upon the net exercise of an option or the exercise of a SAR, then both for purposes of calculating the number of shares of common stock remaining available for issuance under the 2013 Plan and the number of shares of common stock remaining available for exercise under the option or SAR, the number of such shares will be reduced by the net number of shares for which the option or SAR is exercised, and without regard to any cash settlement of a SAR.

Administration.  The 2013 Plan will be administered and interpreted by the Compensation Committee.  Ministerial functions may be performed by an administrative committee of our employees appointed by the Compensation Committee.

The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the 2013 Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2013 Plan.

Eligibility for Participation.  All of our employees, non-employee directors, consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the 2013 Plan. As of April 14, 2016, approximately 10 persons are eligible as employees, non-employee directors, consultants and advisors to receive grants under the 2013 Plan. The Compensation Committee is authorized to select the persons to receive grants from among those eligible and will determine the number of shares of our common stock that are subject to each grant.

Vesting. The Compensation Committee determines the vesting of awards granted under the 2013 Plan.

Types of Awards.

Stock Options

The compensation committee may grant options intended to qualify as incentive stock options (“ISOs”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2013 Plan may receive a grant of NQSOs.  Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Compensation Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2013 Plan will not be less than the fair market value of our common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common stock on the date of grant.

The Compensation Committee will determine the term of each option which will not exceed 10 years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of shares of our common stock with respect to which ISOs may be granted under the 2013 Plan is 10,000,000, subject to adjustment in accordance with the terms of the 2013 Plan.

The Compensation Committee will determine the terms and conditions of options, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any options. Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) in certain circumstances as permitted by the Compensation Committee, by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Compensation Committee, by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price, or (v) by another method approved by the Compensation Committee.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the 2013 Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria, including the achievement of specific performance goals, as the Compensation Committee determines.

The Compensation Committee will determine the number of shares of our common stock subject to the grant of stock awards and the other terms and conditions of the grant including whether the grantee will have the right to vote shares of our common stock and to receive dividends paid on such shares during the restriction period. Unless the Compensation Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the 2013 Plan. Each stock unit provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date. The Compensation Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

The Compensation Committee may grant dividend equivalents in connection with grants of stock units made under the 2013 Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of our common stock or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Compensation Committee.

Stock Appreciation Rights

The Compensation Committee may grant Stock Appreciation Rights, or SARs, to anyone eligible to participate in the 2013 Plan. SARs may be granted in connection with, or independently of, any option granted under the 2013 Plan. Upon exercise of a SAR, the grantee will be paid an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Compensation Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of our common stock on the date the SAR is granted. The Compensation Committee will determine the terms and conditions of SARs, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Compensation Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the 2013 Plan. These grants will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. The terms and conditions for other stock-based awards will be determined by the Compensation Committee.

Qualified Performance-Based Compensation.  The 2013 Plan permits the Compensation Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the 2013 Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences of the 2013 Plan” below). Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: earnings or earnings growth (including but not limited to earnings per share or net income); economic profit; stockholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total stockholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management;  market share; productivity ratios; or achievement of risk management objectives. Such performance goals may also be particular to an employee or the division, department, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee.

Deferrals.  The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the 2013 Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.  In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Compensation Committee will make adjustments as it deems appropriate in the maximum number of shares of our common stock reserved for issuance as grants, the maximum number of shares of our common stock that any individual participating in the 2013 Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the 2013 Plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control.  Upon a change of control, the Compensation Committee may determine that effective upon the date of the change of control:

●	All outstanding options and SARs will automatically accelerate and become fully exercisable;
●	The restrictions and conditions on all outstanding stock awards will immediately lapse; and
●
All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Compensation Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may also take any of the following actions with respect to any or all outstanding grants under the 2013 Plan:

●
Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantees’ unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Compensation Committee deems appropriate; or

●
Determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In general terms, a change of control under the 2013 Plan occurs:

●	If a person, entity or affiliated group (with certain exceptions) acquires more than 30% of our then outstanding voting securities;
●
If we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

●	If we sell or dispose of all or substantially all of our assets;
●	If we are liquidated or dissolved; or
●
If at least a majority of the board of directors at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination.

For any grants subject to the requirements of Section 409A (discussed below) that will become payable on a change of control, the transaction constituting a change of control must also constitute a change of control even for purposes of Section 409A.

Transferability of Grants.  Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Compensation Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Compensation Committee may determine.

Participants Outside of the United States.  If any individual who receives a grant under the 2013 Plan is subject to taxation in a country other than the United States, the Compensation Committee may make the grant on such terms and conditions as the Compensation Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options.  Except as set forth in the 2013 Plan, neither our board of directors nor the Compensation Committee can amend the price of outstanding options or SARs under the 2013 Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior stockholder approval.

Clawback Policy.  All grants made under the 2013 Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2013 Plan.

Amendment and Termination of the 2013 Plan.  Our board of directors may amend or terminate the 2013 Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements.

Stockholder Approval for Qualified Performance-Based Compensation.  If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the 2013 Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the 2013 Plan.

Federal Income Tax Consequences of the 2013 Plan

The federal income tax consequences of grants under the 2013 Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2013 Plan. This discussion is for information purposes only and does not constitute tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2013 Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•
If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•
If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount.  The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•
A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year.  Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2013 Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2013 Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Rule 10b5-1 Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis.  Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them.  The director or officer may amend or terminate the plan in some circumstances.  Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2014, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest.  We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

At June 12, 2015, three stockholders of the Company, Harvey Goldberg, Robert Bast and Clydesdale Partners II, held $317,000 of the senior secured convertible notes payable and were owed accrued interest of $42,713. The notes and accrued interest were converted into 234,735 shares (19,952,489 pre-reverse stock split) of common stock.  These transactions were considered arms-length transactions as they were on similar terms with transactions included in the restructuring transaction on June 12, 2015.

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

For descriptions of compensation paid to our named executive officers for acting in such capacities, see “Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table and Outstanding Equity Awards Table — Employment Agreements.”

Indemnification Agreements

We intend to enter into agreements with each of our directors and officers, which will contain indemnification provisions. Our amended and restated articles of incorporation and amended and restated by-laws currently require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. See “Management — Limitation of Directors’ and Officers’ Liability and Indemnification.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 14, 2016 for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 14, 2016 pursuant to the exercise of options, warrants or the vesting of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 6,586,711 shares of common stock outstanding on April 14, 2016.

Title of	Name and address of beneficial	Amount and nature of beneficial		Percent of
class	owner	ownership +		class
5% Beneficial Owners
Common	Robert Bast
	110 Spruce Lane
	Ambler, PA 19002	334,396	(1)	5.1%
Common	Clydesdale Partners II LLC
	201 Spear Street, Suite 1750
	San Francisco, CA 94105	679,394	(2)	10.3%
Common	Nob Hill
	c/o Stephen Ray
	100 V Embarcadero PH
	San Francisco, CA 94105	385,312	(3)	5.8%

Executive Officers and Directors(4)
Michael Madon		50,000	(5)	*
Claudio Ballard		25,000	(6)	*
Jonathan Weinberger		58,333	(7)	*
Lawrence Schafran		25,000	(8)	*
Paul Donfried		345,775	(9)	5.0%
Ben Burrell		93,750	(10)	1.4%
Scott McPherson		70,000	(11)	1.1%
Sandy Fliderman		93,750	(12)	1.4%
Neil Alpert(13)		11,675	(14)	*
All officers and directors as a group
(9 people)		773,283		10.4%

*	Less than 1 percent
+
In accordance with SEC rules, options, warrants and other securities exercisable for or convertible into shares of our common stock that were exercisable as of April 14, 2016, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options, warrants or other securities for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. This table has been prepared based on 6,586,711 shares of our common stock outstanding on April 14, 2016.

(1)	Consists of 334,396 shares of common stock.
(2)	Consists of 568,805 shares of common stock and 110,589 shares of PFK Acquisition Group II LLC, which is under common control.
(3)	Consists of 385,312 shares of common stock.
(4)	Unless otherwise indicated, the business address of all the individuals and entities is c/o VerifyMe, Inc., 12 West 21st Street, 8th Floor, New York, New York 10010.
(5)	Consists of 50,000 shares of common stock underlying options exercisable at $0.60 per share.
(6)	Consists of 25,000 shares of common stock underlying options exercisable at $0.85 per share.
(7)	Consists of 58,333 shares of common stock underlying options exercisable at $0.85 per share.
(8)	Consists of 25,000 shares of common stock underlying options exercisable at $2.55 per share.
(9)
Consists of 5,882 shares of common stock underlying options exercisable at $4.25 per share, 187,500 shares of common stock underlying options at $0.85 per share, and 7,620 shares of Series A Preferred Stock held by OPC Partners, LLC for the benefit of Paul Donfried that are convertible into 152,393 shares of common stock.

(10)	Consists of 93,750 shares of common stock underlying options exercisable at $0.85 per share.
(11)	Consists of 20,000 shares of restricted stock and 50,000 shares of common stock underlying options at $5.77 per share.
(12)	Consists of 93,750 shares of common stock underlying options exercisable at $0.85 per share.
(13)	Mr. Alpert’s last known address is 1080 Wisconsin Avenue, NW, #104, Washington, DC. 20007.
(14)	Consists of 11,765 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our amended and restated articles of incorporation and amended and restated by-laws.  For more detailed information, please refer to our amended and restated articles of incorporation and amended and restated by-laws, which are filed, or incorporated by reference, as exhibits to the registration statement of which this prospectus forms a part.  The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Our authorized capital stock consists of 675,000,000 shares of common stock, $0.001 par value per share, and 75,000,000 shares of preferred stock, $0.001 par value per share. As of April 14, 2016, there are 6,586,711shares of common stock outstanding; 427,218 shares of Series A Preferred Stock outstanding, convertible into 8,544,369 shares of common stock; 0.97 shares of Series B Preferred Stock outstanding, convertible into 8,204,952 shares of common stock; and 3,087,500 shares of Series C Preferred Stock outstanding, convertible into 3,087,500 shares of common stock.  Assuming the conversion of all of our preferred stock, as of April 14, 2016, we would have had outstanding an aggregate of 26,423,531 shares of common stock, consisting of (i) 6,856,711 shares of common stock outstanding on such date and (ii) 19,836,820 shares of common stock into which all of our preferred stock outstanding as of such date would have been converted, which were held of record by 1,349 stockholders.  In addition, as of April 14, 2016, there were outstanding options to purchase 2,357,353 shares of common stock and outstanding warrants to purchase 4,499,451 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights.  Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.  All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.  The holders of common stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our preferred stock includes our Series A Preferred Stock, Series B Preferred Stock and  Series C Preferred Stock.  Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series.  Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Series A Preferred Stock and Series B Preferred Stock.

Holders of our Series A Preferred Stock and Series B Preferred Stock are entitled to participate pro rata with holders common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Each share of Series A Preferred Stock is convertible at any time into twenty shares of common stock; provided, that holders of Series A Preferred Stock are prohibited from converting Series A Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then issued and outstanding.  Each share of Series B Preferred Stock is convertible at any time into 8,496,732 shares of common stock; provided, that holders of Series B Preferred Stock are prohibited from converting Series B Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then issued and outstanding.  Holders of our Series A Preferred Stock and Series B  Preferred Stock are not entitled to vote, except (i) as otherwise required by law and (ii) that each issued and outstanding share of Series A Preferred Stock and Series B Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each such share of Series A Preferred Stock or Series B Preferred Stock is convertible in connection with (A) certain fundamental transactions or (B) the issuance by the Company, directly or indirectly, in one or more related transactions or series of related transactions, of shares of common stock, options or convertible securities if, in the aggregate, the number of such shares of common stock together with the number of shares of common stock issuable upon the conversion or exercise, as applicable, of such options and convertible securities is more than 20% of the number of shares of common stock issued and outstanding prior to any such issuance.

Series C Preferred Stock.

Our Series C Preferred Stock, which was sold in our February 2016 offering, is senior in rank to all shares of capital stock of the Company with respect to all dividends, distributions and payments upon liquidation. The holders of our Series C Preferred Stock are entitled to dividends when and as declared by our board of directors. Except as otherwise expressly required by law, each holder of Series C Preferred Stock is entitled to vote on all matters submitted to shareholders of the Company and is entitled to the number of votes for its Series C Preferred Stock equal to the number of shares of common stock into which the Series C Preferred Stock is convertible, but not in excess of the conversion limitations set forth in the Certificate of Designation for the Series C Preferred Stock.  Except as otherwise required by law, the holders of the Series C Preferred Stock vote together with the holders of common stock on all matters and not as a separate class.

Each share of Series C Preferred Stock is convertible at any time into one share of common stock; provided, that holders of Series C Preferred Stock are prohibited from converting Series C Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then issued and outstanding.  However, any holder of Series C Preferred Stock may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder of Series C Preferred Stock.  The Series C Preferred Stock provides for certain adjustments that may be made to the conversion price and the number of shares of common stock issuable upon conversion due to future corporate events or otherwise.

If the Company grants, issues or sells options, convertible securities or rights to purchase capital stock (“Purchase Rights”) to the record holders of the common stock, the holders of Series C Preferred Stock have certain rights to acquire such Purchase Rights.

In the case of certain fundamental transactions affecting the Company, the holders of Series C Preferred Stock have the right to receive, (i) such securities or other assets to which such holder would have been entitled if the Series C Preferred Stock had been converted or (ii) in lieu of the shares of common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of common stock in connection with the consummation of such fundamental transaction in such amounts as such holder would have been entitled to receive had the Series C Preferred Stock held by such holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of common stock) at a conversion rate for such consideration commensurate with the conversion rate set forth in the Certificate of Designation for the Series C Preferred Stock.

Warrants

The Company has 4,502,393 warrants outstanding to purchase an aggregate of 4,499,451 shares of common stock.  The exercise prices range from $0.40 to $12.75 per share and expire beginning February 2019 through February 2023.

Registration Rights

In connection with the February 2016 offering, we entered into a Registration Rights Agreement with certain holders of our Series C Preferred Stock (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, we agreed to register for resale by the investors under the Securities Act the shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants sold in our February 2016 offering.

           We agreed to file such registration statement within 45 calendar days of February 29, 2016, the closing of the February 2016 offering (the "Filing Deadline"). We are required to use our best efforts to have the Registration Statement declared effective as soon as practicable. We will incur certain liquidated damages if: (i) the registration statement is not filed on or prior to the Filing Deadline; (ii) the Company fails to file a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act within five trading days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review;  (iii) prior to the effective date of the registration statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within eighteen (18) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for such registration statement to be declared effective, (iv) the registration statement is not declared effective by the SEC on or prior to the 60th day after the closing of the February 2016 offering (or the 120th day after the closing of the February 2016 offering if the SEC determines to review the registration statement), and (v) after the effective date of the registration statement, such registration statement ceases for any reason to remain continuously effective as to all registrable securities included in such registration statement, or the holders of the registrable securities are otherwise not permitted to utilize the prospectus therein to resell such registrable securities, for more than ten (10) consecutive trading days or more than an aggregate of twenty (20) trading days (which need not be consecutive trading days) during any 12-month period (each such failure is referred to herein as an "Event").

On each date that an Event occurs and on each monthly anniversary of such date, we must pay to each holder of registrable securities an amount in cash equal to 1.0% multiplied by the aggregate subscription amount paid by such holder of registrable securities, up to a maximum of 6.0%. If we fail to pay such amount when due, we must pay interest thereon at a rate of 18% per annum.

We agreed to keep any registration statements required by the Registration Rights Agreement effective until the date that all registrable securities covered by such registration statement (i) have been sold thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and affected holders.

Our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws

Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws. Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated by-laws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Board of Directors; Removal of Directors for Cause.  Our amended and restated articles of incorporation and amended and restated by-laws provide for the election of directors to one-year terms at each annual meeting of the stockholders.  All directors elected to our board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal.  The board of directors is authorized to create new directorships and to fill such positions so created.  Members of the board of directors may only be removed with or without cause and only by the affirmative vote of the holders of not less than two-thirds of the voting power of our issued and outstanding stock entitled to vote generally in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  Our amended and restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary.  For an annual or special meeting, a stockholder’s notice generally must be delivered not less than 60 days nor more than 90 days prior to the date of the meeting.  Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated by-laws.  If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.  Special meetings of the stockholders may be called only by our chairman of the board of directors pursuant to the requirements of our amended and restated by-laws.

Blank-Check Preferred Stock.  Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

LEGAL MATTERS

Certain legal matters in connection with the securities have been passed upon by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

EXPERTS

The financial statements of VerifyMe, Inc. as of December 31, 2014 and December 31, 2015 and for each of the years in the two-year period ended December 31, 2015 have been so included in reliance on the report of Morison Cogen LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We incorporate by reference all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC. Any statements contained in this prospectus, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents that have been or that may be incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 12 West 21st Street, 8th Floor, New York, NY 10010 or contacting us at (212) 994-7002.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.verifyme.com/#intro. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
VerifyMe, Inc.

We have audited the accompanying balance sheets of VerifyMe, Inc. as of December 31, 2015 and 2014 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of VerifyMe, Inc. as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred significant losses and experienced negative cash flow from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MORISON COGEN LLP

Blue Bell, Pennsylvania
March 30, 2016

VerifyMe, Inc.
Balance Sheets

	December 31, 2015	December 31, 2014

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,152	$63,956
Inventory	28,687	97,360
Prepaid expenses	-	181,086

TOTAL CURRENT ASSETS	32,839	342,402

PROPERTY AND EQUIPMENT
Capital equipment, net of accumulated depreciation of $230,621 and $161,205 as of December 31, 2015 and December 31, 2014	7,838	74,821

OTHER ASSETS
Deposits	37,197	37,197
Patents and Trademark, net of accumulated amortization of $135,315 and $118,502 as of December 31, 2015 and December 31, 2014	259,294	107,586
	296,491	144,783

TOTAL ASSETS	$337,168	$562,006

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$652,973	$5,217,770
Accrued interest - related parties	-	43,215
Deferred revenue	-	16,667
Senior secured convertible notes payable - related parties	-	114,000
Notes payable	50,000	812,553

TOTAL CURRENT LIABILITIES	702,973	6,204,205

LONG-TERM LIABILITIES
Warrant liability	1,802,375	6,370,709
Accrued interest - related parties	-	112,885

TOTAL LONG-TERM LIABILITIES	1,802,375	6,483,594

TOTAL LIABILITIES	2,505,348	12,687,799

CONTINGENCIES

STOCKHOLDERS' DEFICIT

Series A Convertible Preferred Stock, $ .001 par value; 37,564,767 shares authorized; 441,938 shares issued and outstanding
as of December 31, 2015 and 75,000,000 shares authorized; 248,366 issued and outstanding as of December 31, 2014	442	633,333

Series B Convertible Preferred Stock, $.001 par value; 85 shares authorized; 1 share issued and outstanding
as of December 31, 2015 and 0 shares authorized; 0 issued and outstanding as of December 31, 2014	-	-

Common stock, $ .001 par value; 675,000,000 shares authorized; 6,259,727 and 3,969,106 shares issued, and 5,977,030
and 3,618,566 shares outstanding at December 31, 2015 and December 31, 2014	5,977	3,618

Additional paid in capital	39,779,414	25,047,050

Treasury stock, at cost (350,540 shares at December 31, 2015 and December 31, 2014)	(113,389)	(113,389)

Deferred compensation	(1,842,334)	-

Accumulated deficit	(39,998,290)	(37,696,405)

STOCKHOLDERS' DEFICIT	(2,168,180)	(12,125,793)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$337,168	$562,006

The accompanying notes are an integral part to these financial statements.

VerifyMe, Inc.
Statements of Operations
For the Years Ended and 2015 and 2014
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2015	2014

NET REVENUES
Sales	200,601	$116,265
Royalties	16,667	8,333

TOTAL NET REVENUE	217,268	124,598

COST OF SALES	65,723	113,024

GROSS PROFIT	151,545	11,574

OPERATING EXPENSES
General and administrative	449,483	811,916
Legal and accounting	458,801	344,903
Payroll expenses (a)	1,875,488	1,611,376
Research and development (b)	2,412,833	10,590,271
Sales and marketing (c)	197,430	218,443
Total operating expenses	5,394,035	13,576,909

LOSS BEFORE OTHER INCOME	(5,242,490)	(13,565,335)

OTHER INCOME (EXPENSE)
Interest expense	(61,438)	(199,364)
Gain (loss) on extinguishment of debt	332,523	(82,000)
Change in fair value of warrants	2,669,520	5,128,204
Change in fair value of embedded derivative liability	-	800,000
	2,940,605	5,646,840

NET LOSS	$(2,301,885)	$(7,918,495)

LOSS PER SHARE
BASIC	$(0.47)	$(2.22)
DILUTED	$(0.47)	$(2.22)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	4,848,738	3,573,511
DILUTED	4,848,738	3,573,511

(a) - includes share based compensation of $1,259,670 and $860,235 for the years ended December 31, 2015 and 2014

(b) - includes share based compensation of $2,000,000 and $10,236,089 for the years ended December 31, 2015 and 2014

(c) - includes share based compensation of $88,937 and $0 for the years ended December 31, 2015 and 2014

The accompanying notes are an integral part to these financial statements.

VerifyMe, Inc.
Statement of Changes in Stockholders’ Deficit

For the Two Years Ended December 31, 2015
	Series A		Series B
	Convertible		Convertible
	Preferred		Preferred		Common
	Stock		Stock		Stock		Additional
	Number of		Number of		Number of		Paid-In	Treasury	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Compensation	Deficit	Total

Balance at December 31, 2013	21,111,111	$633,333			290,066,139	$(13,893)	$23,272,739	$(113,389)		$(29,777,910)	$(5,999,121)

Issuance of shares of common stock for services	-	-			6,349,206	6,349	393,651	-		-	400,000
Cashless exercise of options	-	-			2,714,285	2,714	(2,714)	-		-	-
Fair value of employee stock options	-	-			-	-	860,235	-		-	860,235
Issuance of shares of common stock for settlement of debt	-	-			8,448,519	8,449	498,139	-		-	506,588
Forgiveness of related party debt	-	-			-	-	25,000	-		-	25,000
Net income for the year ended December 31, 2014	-	-			-	-	-	-		(7,918,495)	(7,918,495)

Balance at December 31, 2014	248,366	$633,333	-	$-	3,618,566	$3,618	$25,047,050	$(113,389)	$-	$(37,696,405)	$(12,125,793)

Conversion of Series A Convertible Preferred Stock into common stock	(248,366)	(633,333)	-	-	248,366	248	633,085	-	-	-	-
Sale of Series A Convertible Preferred Stock	389,668	390	-	-	-	-	1,278,111	-	-	-	1,278,501
Conversion of stockholder deferred compensation into Series A Convertible Preferred Stock	10,667	10	-	-	-	-	34,990	-	-	-	35,000
Conversion of notes payable and accrued interest into Series A Convertible Preferred Stock	41,603	42	-	-	-	-	136,771	-	-	-	136,813
Conversion of accrued expenses into Series B Convertible Preferred Stock	-	-	1	-	-	-	8,367,417	-	-	-	8,367,417
Sale of common stock	-	-	-	-	304,785	305	49,695	-	-	-	50,000
Conversion of warrants into common stock	-	-	-	-	51,372	51	36,949	-	-	-	37,000
Conversion of stockholder notes payable and accrued interest into common stock	-	-	-	-	673,706	674	730,752	-	-	-	731,426
Conversion of accounts payable and accrued expenses into common stock	-	-	-	-	116,997	117	99,330	-	-	-	99,447
Cashless exercise of warrants into common stock	-	-	-	-	2,353	2	(2)	-	-	-	-
Issuance of stock for services	-	-	-	-	960,000	960	2,415,690	-	(2,416,650)	-	-
Decrease in fair value of restricted stock units	-	-	-	-			(75,500)	-	75,500	-	-
Forgiveness of stockholder compensation	-	-	-	-	-	-	175,287	-	-	-	175,287
Amortization of deferred compensation	-	-	-	-	-	-	-	-	498,816	-	498,816
Fair value of employee stock options	-	-	-	-	-	-	849,791	-	-	-	849,791
Rounding of partial shares relative to reverse split		-	-	-	885	1	(1)	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	(2,301,885)	(2,301,885)

Balance at December 31, 2015	441,938	$442	1	$-	5,977,030	$5,977	$39,779,414	$(113,389)	$(1,842,334)	$(39,998,290)	$(2,168,180)

The accompanying notes are an integral part to these financial statements.

VerifyMe, Inc.
Statements of Cash Flows
For the Years Ended and 2015 and 2014

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,301,885)	$(7,918,495)
Adjustments to reconcile net loss to net cash used in
operating activities
Gain on conversion of debt	(332,523)	-
Fair value of options issued in exchange for services	849,791	860,235
Accretion of discount on notes payable	10,447	202,377
Change in fair value of warrant liability	(2,700,917)	(5,128,204)
Change in fair value of embedded derivative liability	-	(800,000)
Fair value of stock in excess of converted notes payable and accrued interest	-	82,000
Amortization and depreciation	94,123	82,362
Stock and warrants issued in exchange for technology	-	5,736,089
Amortization of deferred compensation	498,816	-
Series B Preferred Stock issued for licensing fees	2,000,000	-
(Increase) decrease in assets
Accounts receivable	-	3,573
Inventory	68,673	(63,089)
Prepaid expenses	4,770	8,388
Increase (decrease) in liabilities
Accounts payable and accrued expenses	330,057	4,898,080
Deferred revenue	(16,667)	16,667

Net cash used in operating activities	(1,495,315)	(2,020,017)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(2,432)	-
Purchase of patents	(100)	-

Net cash used in investing activities	(2,532)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	159,542	798,000
Repayment of notes payable	(50,000)	-
Proceeds from sale of Series A Convertible Preferred Stock	1,278,501	-
Proceeds from sale of common stock	50,000	-

Net cash provided by financing activities	1,438,043	798,000

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(59,804)	(1,222,017)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	63,956	1,285,973

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,152	$63,956

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$6,646	$-

Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Fair value of common stock issued for conversion of notes payable and accrued interest	$1,028,039	$506,588

Fair value of warrants issued as debt discount	$-	$211,576

Forgiveness of related party debt	$-	$25,000

Cashless exercise of warrants	$2	$-

Series A Convertible Preferred Stock converted to common stock	$633,333	$-

Issuance of Series A Convertible Preferred Stock for deferred compensation	$35,000	$-

Issuance of Series A Convertible Preferred Stock for notes payable and accrued interest	$136,813	$-

Issuance of Series B Convertible Preferred Stock for accrued expenses	$4,500,000	$-

Conversion of warrants into Series B Convertible Preferred Stock	$1,867,417	$-

Conversion of warrants to common stock	$37,000	$-

Conversion of accounts payable and accrued expenses into common stock	$99,447	$-

Common stock issued for deferred compensaton	$2,416,650	$-

Forgiveness of stockholder compensation	$175,285	$-

Patent costs reclassified from prepaid expenses resulting from purchase of patents	$176,316	$-

Revaluation of restricted stock units between additional paid in capital and deferred
compensation	$75,500	$-

The accompanying notes are an integral part to these financial statements.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

On July 14, 2015, LaserLock Technologies, Inc. changed its name to VerifyMe, Inc., effective July 23, 2015. As used in this report, unless the context otherwise indicates, any reference to “VerifyMe,” “our Company,” “the Company,” “us,” “we” and “our” refers to VerifyMe, Inc. a Nevada corporation.

The Company was incorporated in the State of Nevada on November 10, 1999. The Company is based in New York, New York and its common stock, par value $0.001 per share (the “Common Stock”), is traded on the over-the-counter market and quoted on the OTC QB, organized by the OTC Markets Group, Inc., and the OTC Bulletin Board under the ticker symbol “VRME.”

The Company is a technology pioneer in the anti-counterfeiting industry. This broad market encompasses counterfeiting of physical and material goods and products, as well as counterfeiting of identity in digital transactions. The Company delivers security solutions for identification and authentication of people, products and packaging in a variety of applications in the security field for both digital and physical transactions. The products can be used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials, as well as comprehensive authentication security software to secure physical and logical access to facilities, computer networks, internet sites and mobile applications.

The Company’s activities are subject to significant risks and uncertainties, including the need to secure additional funding to operationalize the Company’s current technology.

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Reverse Stock Split and Changes to Company’s Preferred Stock

On May 26, 2015, the board of directors of the Company (the “Board”), acting by written consent in lieu of a special meeting, unanimously approved and adopted: (a) a reverse stock split of all of the Company’s issued and outstanding capital stock based on a minimum 1-for-40 split, up to a maximum 1-for-100 split (the “Reverse Stock Split”), and recommended the same for the Company’s stockholders for approval, and (b) a Second Amended Certificate of Designation for Series A Preferred Stock, which amended the designations, preferences, powers and rights of the shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), which were originally set forth in that certain Amended Certificate of Designation for Series A Preferred Stock, dated December 19, 2003.

On May 28, 2015, those stockholders of the Company holding a majority of the issued and outstanding shares of Common Stock and Series A Preferred Stock, acting by written consent in lieu of a special meeting, voted to approve the Reverse Stock Split.

On June 11, 2015, at a duly authorized special meeting of the Board, the Board (a) finalized, adopted and approved a resolution setting the Reverse Stock Split exchange ratio to a 1-for-85 split and (b) approved and adopted a new Certificate of Designation for Series B Preferred Stock, establishing the designations, preferences, powers and rights of the shares of the Company’s Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”).

On July 23, 2015, the Company completed the 1-for-85 Reverse Stock Split of all of its outstanding Common Stock and Preferred Stock. The total number of authorized capital stock of the Company remained unchanged at its current total of 750,000,000, with 675,000,000 designated as Common Stock and 75,000,000 designated as Preferred Stock. The accompanying financial statements and notes to the financial statements give retroactive effect to the Reverse Stock Split for all periods presented, unless otherwise specified.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive Income
The Company follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 220, “Comprehensive Income,” in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, accounts payable and accrued expenses, warrant liability and notes payable. The carrying value of accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short maturities.

The Company follows FASB ASC 820, “Fair Value Measurements and Disclosures,” and applies it to all assets and liabilities that are being measured and reported on a fair value basis. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

The level in the fair value within which a fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and certificates of deposit and commercial paper with original maturities of 90 days or less to be cash or cash equivalents.

Concentration of Credit Risk Involving Cash and Cash Equivalents
The Company’s cash and cash equivalents are held at one financial institution. At times, the Company’s deposits may exceed Federal Deposit Insurance Corporation (FDIC) coverage limits. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits.

Inventory
Inventory principally consists of penlights and pigments and is stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment
Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, principally five to seven years. Maintenance and repairs of property are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

Patents and Trademark
The current patent portfolio consists of ten granted patents and six applications pending.   The Company has also purchased a trademark. Costs associated with the registration and legal defense of the patents have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents which were determined to be 17 to 20 years.

Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets in accordance with ASC 360 “Property, Plant, and Equipment.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets are measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset, undiscounted and without interest or independent appraisals. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Deferred Financing Costs
Costs incurred in securing long-term debt are deferred and amortized, as a charge to interest expense, over the term of the related debt.  In the case of long-term debt modifications, the Company follows the guidance provided by ASC 470-50, “Debt – Modification and Extinguishments.”

Convertible Notes Payable
Convertible notes payable, for which the embedded conversion feature does not qualify for derivative treatment, are evaluated to determine if the effective or actual rate of conversion per the terms of the convertible note agreement is below market value. In these instances, the Company accounts for the value of the beneficial conversion feature (BCF) as a debt discount, which is then accreted to interest expense over the life of the related debt using the straight-line method which approximates the effective interest method.

Derivative Instruments
The Company evaluates its convertible debt, Preferred Stock, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with FASB ASC 480, “Distinguish by Liabilities from Equity” (FASB ASC 480), and FASB ASC 815, “Derivatives and Hedging” (“FASB ASC 815”). The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as a liability. The change in fair value is recorded in the Statement of Operations as a component of other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified as liabilities at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Revenue Recognition
In accordance with FASB ASC 605, “Revenue Recognition,” the Company recognizes revenue when (i) persuasive evidence of a customer or distributor arrangement exists, (ii) a retailer, distributor or wholesaler receives the goods and acceptance occurs, (iii) the price is fixed or determinable, and (iv) collectability of the revenue is reasonably assured. Subject to these criteria, the Company recognizes revenue from product sales, consisting mainly of pigments and penlights, upon shipment to the customer. Royalty revenue is recognized upon receipt of notification from a customer that the Company’s product has been used in the customer’s production process.

Income Taxes
The Company follows FASB ASC 740, “Income Taxes,” when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Tax years from 2012 through 2015 remain subject to examination by major tax jurisdictions.

Stock-based Payments

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC 505-50, “Equity-Based Payments to Non-Employees” (“FASB ASC 505-50”). Under FASB ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Non-employee equity based payments are recorded as an expense over the service period, as if the Company had paid cash for the services. At the end of each financial reporting period, prior to vesting or prior to the completion of the services, the fair value of the equity based payments will be re-measured and the non-cash expense recognized during the period will be adjusted accordingly. Since the fair value of equity based payments granted to non-employees is subject to change in the future, the amount of the future expense will include fair value re-measurements until the equity based payments are fully vested or the service completed.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were approximately $458 and $62,835 for the years ended December 31, 2015 and 2014 and are included in sales and marketing expenses.

Research and Development Costs

In accordance with FASB ASC 730, research and development costs are expensed when incurred. Research and development costs for the years ended December 31, 2015 and 2014 were $2,529,833 and $10,590,271.

Basic and Diluted Net Income per Share of Common Stock
The Company follows FASB ASC 260, “Earnings Per Share,” when reporting Earnings Per Share resulting in the presentation of basic and diluted earnings per share.  Because the Company reported a net loss for each of the years presented, common stock equivalents, including preferred stock, stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

Segment Information
The Company is organized and operates as one operating segment wherein the Company’s patented technologies are utilized to address counterfeiting issues. In accordance with FASB ASC 280, “Segment Reporting” (“FASB ASC 280”), the chief operating decision-maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Since the Company operates in one segment and provides one group of similar products, all financial segment and product line information required by FASB ASC 280 can be found in the financial statements.

Recently Adopted Accounting Pronouncements
As of December 31, 2015 and for the period then ended, there were no recently adopted accounting pronouncements that had a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this Update provide guidance about management’s responsibility to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and to provide related footnote disclosures. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is evaluating the effect of the adoption of this standard.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity. The amendments in this Update apply to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share.

For hybrid financial instruments issued in the form of a share, an entity (an issuer or an investor) should determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of relevant facts and circumstances. That is, an entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract.
The effects of initially adopting the amendments in this Update should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods. The Company does not anticipate the adoption of this standard to have a material effect on the financial statements.

The amendments in this Update are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts the amendments in an interim period, any adjustments shall be reflected as of the beginning of the fiscal year that includes that interim period.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes. The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not anticipate the adoption of this standard to have a material effect on the financial statements.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and experienced negative cash flow from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2016, the Company raised net proceeds of $1,217,500 through the sales of Series Preferred C Stock.  Even with the infusion of capital, the Company does not believe that its existing cash resources will be sufficient to sustain operations during the next twelve months.  The Company currently needs to generate revenue in order to sustain its operations. In the event that the Company cannot generate sufficient revenue to sustain its operations, the Company will need to reduce expenses or obtain financing through the sale of debt and/or equity securities. The issuance of additional equity would result in dilution to existing stockholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company may be unable to execute upon the business plan or pay costs and expenses as they are incurred, which could have a material, adverse effect on the business, financial condition and results of operations.

If sufficient revenues are not generated to sustain operations or additional funding cannot be obtained in the short term, the Company will need to reduce monthly expenditures to a level that will enable the Company to continue until such funds can be obtained.

Successful completion of the Company’s development program, and the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investment or achieve an adequate sales level.

NOTE 3 – PROPERTY AND EQUIPMENT

Equipment consists of the following:

	December 31,	December 31,
	2015	2014
Furniture and Fixtures	$219,871	$219,871
Equipment	18,588	16,155
	238,459	236,026
Less: Accumulated depreciation	230,621	161,205
	$7,838	$74,821

Depreciation of property and equipment was $69,415 and $69,253, respectively, for the years ended December 31, 2015 and 2014.

NOTE 4 – PATENTS AND TRADEMARK

The current patent portfolio consists of ten granted patents and six applications pending. Accordingly, costs associated with the registration and legal defense of these patents have been capitalized and are amortized on a straight-line basis over the estimated lives of the patents which were determined to be 17 to 20 years. The trademark is also being amortized on a straight-line basis over its estimated useful life of 20 years. During the years ended December 31, 2015 and 2014, the Company capitalized $100 of patent costs and trademarks. Amortization expense for patents and trademarks was $16,813 and $13,109 for the years ended December 31, 2015 and 2014.

On March 30, 2015, the Company was advised by the United States Patent and Trademark Office (“USPTO”) that its petition for an unintentional delayed payment for an unpaid maintenance fee to reinstate its patent was granted by the USPTO. The patent, for a counterfeiting ink detection system, was granted on November 2, 2004.

NOTE 5 – INCOME TAXES

The Company follows FASB ASC 740-10-10 whereby an entity recognizes deferred tax assets and liabilities for future tax consequences or events that have been previously recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

At December 31, 2015 the Company has a net operating loss (“NOL”) that approximates $30.0 million. Consequently, the Company may have NOL carryforwards available for federal income tax purposes, which would begin to expire in 2019. Due to changes in ownership, a portion of the NOL carryforward may be subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code. Deferred tax assets would arise from the recognition of anticipated utilization of these net operating losses to offset future taxable income.

The income tax benefit (provision) consists of the following:

	Year Ended	Year Ended
	December 31,	December 31,
	2015	2014

Current	$(1,653,000)	$(5,505,000)
Deferred	(395,000)	(372,000)
Change in valuation allowance	2,048,000	5,877,000

	$-	$-

The following is a reconciliation of the tax derived by applying the U.S. Federal Statutory Rate of 35% to the earnings before income taxes and comparing that to the recorded tax provisions:

	2015		2014
	Amount	%	Amount	%
U.S federal income tax benefit at federal statutory rate	$(806,000)	(36)	$(2,771,000)	(35)
State tax, net of federal tax effect	(135,000)	(6)	(463,000)	(6)
Non-deductible changes in derivative liability and share based transactions	(1,107,000)	(53)	(2,639,000)	(33)
Other	-	-	(4,000)	-
Change in valuation allowance	2,048,000	95	5,877,000	74

	$-	-	$-	-

The primary components of the Company’s December 31, 2015 and 2014 deferred tax assets, liabilities and related valuation allowance are as follows:

	December 31,	December 31,
	2015	2014

Deferred tax asset for NOL carryforwards	$12,303,000	$10,649,000
Deferred tax liability for intangibles	(165,000)	(165,000)
Share based compensation	4,589,000	4,205,000
Non deductible accrued expenses	10,000	-
Valuation allowance	(16,737,000)	(14,689,000)

	$-	$-

Management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

The Company follows FASB ASC 740-10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise’s financial statements. Recognition involves a determination whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statement of operations. As of December 31, 2015 and 2014, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2015 and 2014. The Company did not recognize any interest or penalties during 2015 and 2014 related to unrecognized tax benefits.

NOTE 6 – RECAPITALIZATION TRANSACTION

On or about June 12, 2015, the Company entered into definitive agreements to restructure the overall capitalization of the Company (the “Recapitalization Transaction”). To effectuate the Recapitalization Transaction, the Company entered into a Master Acquisition Agreement (the “Master Agreement”) with OPC Partners LLC, a Delaware limited liability company (“OPC”), VerifyMe Inc., a Texas corporation (“VFM”), Zaah Technologies, Inc., a Delaware corporation (“Zaah”), and an additional private investor (the “Private Investor”).

Pursuant to the Master Agreement, the Company entered into several other material definitive agreements (collectively, the “Transaction Documents”) required to consummate the Recapitalization Transaction. A brief summary of the Transaction Documents is included below. Each of the Transaction Documents was entered effective as of June 12, 2015, upon the closing of the Recapitalization Transaction.

Note Conversion Agreement. The Company entered into various Note Conversion Agreements with various holders of promissory notes executed by the Company (the “Noteholders”), pursuant to which the Noteholders converted $731,426 of outstanding notes and accrued interest (net of gain on conversion of $297,370) into 57,265,030 shares (pre Reverse Stock Split) of restricted non-trading Common Stock of the Company at a conversion rate of one (1) share of Common Stock per $0.018 of outstanding principal and interest.

Warrant Conversion Agreement. The Company entered into various Warrant Conversion Agreements with various holders of warrants for the Company’s Common Stock (the “Warrantholders”), pursuant to which the Warrantholders converted 3,700,000 outstanding Common Stock warrants into 3,700,000 shares (pre Reverse Stock Split) of restricted non-trading Common Stock of the Company at a conversion ratio 1:1.

Preferred Stock Conversion Agreement. The Company and VFM entered into a Preferred Stock Conversion Agreement, pursuant to which VFM converted 21,111,111 shares (pre Reverse Stock Split) of Series A Preferred Stock of the Company that it currently owns into shares of Common Stock of the Company on a 1:1 basis (pre Reverse Stock Split).

Patent and Technology License Termination Agreement. Pursuant to a Patent and Technology License Termination Agreement, the Company and VFM terminated that certain Patent and Technology License Agreement, dated as of December 31, 2012, by and between the Company and VFM (the “License”), and VFM agreed to receive eighty five (85) shares (pre Reverse Stock Split) of Series B Preferred Stock in complete satisfaction of $4,500,000 in past due license payments and $2,000,000 exclusivity payments owed by the Company under the License.  As a result of the Patent Purchase Agreement explained below, $176,316, net of amortization of $23,684, of prepaid expenses related to the patents were reclassified to patent expense.

Termination of Registration Rights. Pursuant to a Registration Rights Termination Agreement, the Company and VFM have terminated that certain Registration Rights Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Termination of Technology and Services Agreement. Pursuant to a Technology and Services Agreement Termination Agreement, the Company and VFM terminated that certain Technology and Services Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Termination of Investment Agreement. Pursuant to an Investment Agreement Termination Agreement, the Company and VFM terminated that certain Investment Agreement, dated as of December 31, 2012, by and between the Company and VFM.

Patent Purchase Agreement. The Company and VFM entered into and consummated a Patent Purchase Agreement, transferring and assigning over to the Company all of VFM’s rights, title and interest into certain U.S. patents and pending U.S. patent applications.

Termination of Zaah Technology and Services Agreement. Pursuant to a Technology and Services Agreement Termination Agreement, the Company and Zaah terminated that certain Technology and Services Agreement, dated as of December 31, 2012, by and between the Company and Zaah.

Series A Preferred Stock Subscription Agreement. The Company entered into a Subscription Agreement with OPC, pursuant to which the Company issued 37,564,767 shares (pre Reverse Stock Split) of Series A Preferred Stock to OPC for a cash investment $1,278,501, plus the conversion of deferred compensation, notes payable and accrued interest amounting to $171,813, into the Company by OPC.

Common Stock Subscription Agreement. The Company entered into a Subscription Agreement with the Private Investor, pursuant to which the Company issued 25,906,736 shares (pre Reverse Stock Split) of restricted non-trading Common Stock to the Private Investor for a cash investment of $50,000 into the Company by the Private Investor.

Series B Preferred Stock Subscription Agreement. In connection with the termination of the License with VFM, the Company entered into a Subscription Agreement with VFM, pursuant to which to the Company issued 85 shares (pre Reverse Stock Split) of Series B Preferred Stock to VFM.

The foregoing description of the Master Agreement and the related Transaction Documents is a summary, and does not purport to be a complete description of the Master Agreement and the related Transaction Documents, and is qualified in its entirety by reference to the Master Agreement and the related Transaction Documents, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to the Company’s Report on Form 8-K, filed with the SEC on June 18, 2015.

NOTE 7 – SENIOR SECURED CONVERTIBLE NOTES PAYABLE – RELATED PARTIES

In February 2006, the Company commenced a private placement of up to $800,000 principal amount of 10% senior secured convertible promissory notes due twelve months from the date of issue to certain Company shareholders and other accredited investors. As of December 31, 2006, the Company completed this private placement by selling all notes payable totaling $800,000. The notes are secured by a first priority lien on all of the tangible and intangible personal property of the Company. In May 2007, the due date of these notes was extended to August 2008 and the interest rate increased to 12% per annum during the extension period. In June 2011, the interest rate on all of the notes was reset to 10% and $596,500 of the notes and accrued interest was extended until September 15, 2015. During the fourth quarter of 2012 the remaining $178,749 of unextended notes and the associated accrued interest were extended to September 30, 2015. In June 2013, $225,000 of these notes payable plus accrued interest of $181,125 were converted into 7.4 million shares of the Company’s common stock, which was valued at $1,628,000. The excess of the fair value of the Company’s common stock over the value of the notes payable and accrued interest was recorded as loss on extinguishment of debt in accordance with FASB ASC 470-50.

During the fourth quarter of 2013, $220,000 of senior convertible notes plus accrued interest of $395,000, were converted into 7,900,000 shares of common stock. Since this transaction was with related parties, the conversion was treated as a capital transaction in accordance with FASB ASC 470-50-40-3.

During the second quarter of 2014, $216,249 of principal of the Company’s outstanding senior convertible notes held by a significant shareholder of the Company, plus accrued interest of $208,339, were converted into 8,448,519 shares of common stock. The excess of the fair value of the Company’s common stock over the value of the notes payable and accrued interest, $82,000, was recorded as loss on extinguishment of debt in accordance with FASB ASC 470-50.

On June 12, 2015, as part of the Recapitalization Transaction (see Note 6), the Company restructured the Senior Secured Convertible Notes Payable – Related Parties. As a result the principal balance of $114,000 and accrued interest of $118,775 was converted into 154,184 shares (13,105,662 shares pre Reverse Stock Split at $0.018 per share) of the Company’s Common Stock. This resulted in a gain of $103,456. Of this amount, $17,967 was related to a stockholder and recorded as additional paid in capital, with the remaining $85,489 being recorded as a gain on extinguishment of debt.

NOTE 8 – NOTES PAYABLE

Notes payable consists of the following as of December 31:
	December 31,	December 31,
	2015	2014
Unsecured notes payable due to related parties; interest at 10% per annum; principal and accrued interest due at maturity in September 2015	-	$114,000
Series A notes payable; interest at 8% per annum; principal and accrued interest due at maturity in October 2011 (past due)	50,000	50,000
Notes payable; interest at 8% per annum, principal and accrued interest due at December 1, 2014 (past due)	-	650,000
Notes payable; interest at 5% and 8% per annum, principal and accrued interest due at April 2015	-	123,000
Less: Debt discount	-	(10,447)
	50,000	926,553
Less: Current portion	50,000	926,553
	$-	$-

At December 31, 2015 and 2014 accrued interest on notes payable was $23,667 and$155,992.

The warrant liabilities in this section were valued using the Black-Scholes option pricing model, with the following assumptions: no dividend yield, expected volatility of 173.7% to 180.7%, risk free interest rate of 1.75% and expected lives of four to five years.

On June 10, 2014, the Company issued a note payable for $250,000, which included fully vested warrants to purchase 1,000,000 shares pre Reverse Stock Split of Common Stock at an exercise price of $0.10 per share, expiring in five years. The warrants were valued at $39,650 using Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 248.2%, risk free interest rate of 1.67% and expected life of five years. The relative fair value of the warrants was $34,222 and was recorded as a discount to the notes payable in accordance with FASB ASC 835-30-25, “Recognition” (“FASB 835-30-25”) and was accreted over the term of the note payable for financial statement purposes. For the year ended December 31, 2014, $34,222 was accreted through interest expense. The note and accrued interest at 8% per annum was originally due on December 11, 2014, but the Company received approval to extend the maturity until December 31, 2014. The warrants are subject to anti-dilutive adjustments and are therefore classified as a liability in accordance with FASB ASC 815. The warrant liability was re-valued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $8,113.

As a result of the Recapitalization Transaction, the note’s principal balance of $250,000 and accrued interest of $20,263 was converted into 176,471 shares (15,000,000 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $120,117, and because this individual is a stockholder was recorded as additional paid in capital.

On August 5, 2014, the Company issued notes payable for $100,000, which included fully vested warrants to purchase 600,000 shares (pre Reverse Stock Split) of Common Stock at an exercise price of $0.05 per share, expiring in five years. The warrants were valued at $29,725 using the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 233.8%, risk free interest rate of 1.67% and expected life of five years. The relative fair value of the warrants was $22,914 and was recorded as a discount to the notes payable in accordance with FASB ASC 835-30-25, and was accreted over the term of the note payable for financial statement purposes. For the year ended December 31, 2014, $22,914 was accreted through interest expense. The note and accrued interest at 8% per annum were due in full on December 1, 2014. The warrants were subject to anti-dilutive adjustments and were therefore  classified as a liability in accordance with FASB ASC 815. The warrant liability was re-valued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $5,151.

As a result of the Recapitalization Transaction, the principal balance of $50,000 and accrued interest of $3,414 was converted into 34,898 shares (2,966,210 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $23,740, which was recorded as a gain on the extinguishment of debt. The remaining $50,000 was paid in full, plus accrued interest in September 2015. The 3,529 warrants (300,000 warrants pre Reverse Stock Split) to purchase shares of Common Stock associated with the $50,000 note payable remain outstanding and must be re-valued at each reporting period with the change in fair value recorded through earnings. As of December 31, 2015, the warrants were valued at $7,902.

On August 12, 2014, the Company issued a note payable for $50,000, which included fully vested warrants to purchase 300,000 shares (pre Reverse Stock Split) of Common Stock at an exercise price of $0.05 per share, expiring in five years. The warrants were valued at $26,817 using Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 233.8%, risk free interest rate of 1.67% and expected life of five years. The relative fair value of the warrants was $17,455 and was recorded as a discount to the note payable in accordance with FASB ASC 835-30-25, and was accreted over the term of the note payable for financial statement purposes. For the year ended December 31, 2014, $17,455 was accreted through interest expense.

The note and accrued interest at 8% per annum were due in full on December 1, 2014. The warrants were subject to anti-dilutive adjustments and are therefore classified as a liability in accordance with FASB ASC 815. The warrant liability was re-valued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $2,575.

As a result of the Recapitalization Transaction, the principal balance of $50,000 and accrued interest of $3,370 was converted into 34,843 shares (2,961,644 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $23,720, which was recorded as a gain on the extinguishment of debt.

On August 14, 2014, the Company issued a note payable for $100,000, which included fully vested warrants to purchase 600,000 shares pre Reverse Stock Split of Common Stock at an exercise price of $0.05 per share, expiring in five years. The warrants were valued at $47,676 using Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 233.8%, risk free interest rate of 1.67% and expected life of five years. The relative fair value of the warrants was $32,274 and was recorded as a discount to the note payable in accordance with FASB ASC 835-30-25 and was accreted over the term of the note payable for financial statement purposes. For the year ended December 31, 2014, $32,274 was accreted through interest expense. The note and accrued interest at 8% per annum were due in full on December 1, 2014. The warrants were subject to anti-dilutive adjustments and were therefore classified as a liability in accordance with FASB ASC 815. The warrant liability was re-valued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $5,153.

As a result of the Recapitalization Transaction, the principal balance of $100,000 and accrued interest of $6,697 was converted into 69,657 shares (5,920,852 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $47,421, which was recorded as a gain on the extinguishment of debt.

On September 8, 2014, the Company issued notes payable for $150,000, which included fully vested warrants to purchase 900,000 shares (pre Reverse Stock Split) of Common Stock at an exercise price of $0.05 per share, expiring in five years. The warrants were valued at $62,544 using Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 233.8%, risk free interest rate of 1.67% and expected life of five years. The relative fair value of the warrants was $44,140 and was recorded as a discount to the notes payable in accordance with FASB ASC 835-30-25 and was accreted over the term of the note payable for financial statement purposes. For the year ended December 31, 2014, $44,140 was accreted through interest expense. The note and accrued interest at 8% per annum were due in full on December 1, 2014. The warrants were subject to anti-dilutive adjustments and were therefore classified as a liability in accordance with FASB ASC 815. The warrant liability was re-valued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $7,725.

As a result of the Recapitalization Transaction, the principal balance of $150,000 and accrued interest of $9,222 was converted into 103,991 shares (8,839,269 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $70,766, which was recorded as a gain on the extinguishment of debt.

On December 5, 2014, the Company issued a note payable for $23,000 to a stockholder, which bears interest at 5.0% and was due on April 5, 2015. As a result of the Recapitalization Transaction (see Note 6), the principal balance of $23,000 and accrued interest of $609 was converted into 15,418 shares (1,310,510 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $10,493 and because this entity is a stockholder was recorded as additional paid in capital.

On December 31, 2014, the Company issued a note payable for $100,000, which included fully vested warrants to purchase 600,000 shares (pre Reverse Stock Split) of Common Stock at an exercise price of $0.05 per share expiring in five years. The warrants were valued at $11,812 using the Black-Scholes option pricing model to calculate the grant-date fair value of the warrants, with the following assumptions: no dividend yield, expected volatility of 229.0%, risk free interest rate of 1.68% and expected life of five years. The relative fair value of the warrants was $10,563 and was recorded as a discount to the notes payable in accordance with FASB ASC 835-30-25 and was accreted over the term of the note payable for financial statement purposes. For the three months ended March 31, 2015, the final $10,447 was accreted through interest expense. The note and accrued interest at 8% per annum were due in full on April 1, 2015. The warrants were subject to anti-dilution adjustments and were therefore classified as a liability in accordance with FASB ASC 815. The warrant liability was revalued at each reporting period with the change in fair value recorded through earnings. As of June 12, 2015, the date of conversion in conjunction with the Recapitalization Transaction (see Note 6), the fair value of the warrant liability was $5,226.

As a result of the Recapitalization Transaction, the principal balance of $100,000 and accrued interest of $3,689 was converted into 67,637 shares (5,749,163 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $46,084, which was recorded as a gain on the extinguishment of debt.

On February 10, 2015, the Company issued a note payable for $25,000, bearing interest at 5.0% to an accredited investor and director of the Company. As a result of the recapitalization transaction (see Note 6), the principal balance of $25,000 and accrued interest of $417 was converted into 16,608 shares (1,411,720 shares pre Reverse Stock Split at $0.018) of Common Stock. This resulted in a gain of $11,296 and because this entity is a stockholder was recorded as additional paid in capital.

The conversion of the notes above on June 12, 2015 was treated as an extinguishment of debt. In accordance with FASB ASC 470-50, the difference between the cash acquisition price of the debt and its net carrying amount shall be recognized currently in income in the period of extinguishment as losses or gains. Similar transactions between stockholders was recognized as additional paid in capital.

On March 27, 2015, the Company issued a note payable for $111,102, bearing interest at 8.0% to an accredited investor.

On April 30, 2015, the Company issued a note payable for $4,887, bearing interest at 8.0% to an accredited investor.

On May 15, 2015, the Company issued a note payable for $4,480, bearing interest at 8.0% to an accredited investor.

On May 21, 2015, the Company issued a note payable for $14,074, bearing interest at 8.0% to an accredited investor.

As a result of the Recapitalization Transaction (see Note 6), the principal balance of the above four notes of $134,542 and accrued interest of $2,271 was converted into 41,603 shares (3,536,254 shares pre Reverse Stock Split at $0.0386) of the Company’s Series A Preferred stock as part of the $1,450,000 cash investment.

On June 12, 2015, the conversion of the four notes issued from March 27, 2015 to May 21, 2015, was treated as a troubled debt restructuring in accordance with FASB ASC 470-60-15, “Debt – Troubled Debt Restructurings by Debtors.”

A debtor that issues or otherwise grants an equity interest to a creditor to settle fully a payable, shall account for the equity interest at its fair value. The difference between the fair value of the equity interest granted and the carrying amount of the payable settled was recognized as a gain on restructuring payables.

NOTE 9 – WARRANT LIABILITY

On December 31, 2012, the Company entered into an Investment Agreement, a Technology and Service Agreement, a Patent and Technology License Agreement and an Asset Purchase Agreement with VFM and on the same date entered into a Technology and Service Agreement with Zaah (collectively with the VFM agreements, the “Agreements”). Contemplated by those Agreements were warrant issuances by the Company for the purchase of Common Stock.

Warrants exercisable for 627,451 shares (53,333,333 shares pre Reverse Stock Split) of Common Stock associated with these Agreements are subject to anti-dilution adjustments outlined in the Agreements. In accordance with FASB ASC 815, the warrants were classified as a liability in the total amount of $2.4 million at December 31, 2012. In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings. As of December 31, 2015 and 2014, the fair value of the warrant liability was $1,020,632 and $787,544.

On January 1, 2014, the Company issued warrants to purchase 74,697 shares (6,349,245 pre Reverse Stock Split) of Common Stock as consideration for technology received from VFM under to the Patent and Technology License Agreement dated December 31, 2012. The warrants are exercisable at $0.10 per share. The warrants are subject to anti-dilution adjustments outlined in the Agreement. In accordance with FASB ASC 815, the warrants were classified as a liability with an initial fair value of $444,000, which was immediately expensed as research and development costs. In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings. As of December 31, 2015 and 2014, the fair value of the warrant liability was $147,524 and $149,090.

The Company made the payment of warrants to VFM on a good faith basis, based on the assumption that the technology conveyed to the Company would be patentable and licensable. The Company had not reached a conclusion at that time that the technology would be patentable and licensable.

As of June 12, 2015, the Company concluded that the technology received from VFM is patentable and licensable, and that the Company was required to make, on January 1, 2015, an additional payment pursuant to Patent and Technology Agreement in the amount of $4,500,000, to be paid by issuing (i) a number of shares of Common Stock equal to (x) $4,500,000 divided by (y) a price which equals a 10% discount to the market price at the time of issuance and (ii) warrants to purchase an equal number of shares of Common Stock exercisable at a price of $0.10 per share. Based upon the share price of $0.04 per share, this would result in the issuance of approximately an additional 125 million shares of Common Stock and warrants to purchase an additional 125 million shares. The $4,500,000 was accrued at December 31, 2014. The number of warrants to be issued based on a stock price of $0.02 at December 31, 2014 was 250 million warrants. The warrants were valued at $4,892,089 using the Black-Scholes pricing model to calculate the grant-date fair value of the warrants with the following assumptions: no dividend yield, expected volatility of 229.1%, risk free interest rate of 1.65% and expected life of five years.

In conjunction with the Recapitalization Transaction (see Note 6), the Company agreed that an additional $2,000,000 in exclusivity licensing fees was required to be paid and converted the $6,500,000 into shares of Series B Preferred Stock. In addition, the fair value of the associated warrants was $1,867,417 as of June 12, 2015 and was recorded as additional paid in capital on conversion.

The warrants associated with the notes payable (see Note 6) were revalued at June 12, 2015, based on the cashless conversion modification. The total fair value of those warrants was $37,000 and was recorded as additional paid in capital on conversion.

NOTE 10 – CONVERTIBLE PREFERRED STOCK

Subscription Agreement

The Company entered into a Subscription Agreement with VerifyMe on January 31, 2013 (the “Subscription Agreement”). Under the terms of the Subscription Agreement, VerifyMe subscribed to purchase 33,333,333 shares of the Company’s Series A preferred stock (the “Preferred Stock”) and a warrant to purchase 33,333,333 shares of the Company’s common stock at an exercise price of $0.12 per share, for $1 million.

At any time before January 31, 2015, VerifyMe has the right, but not the obligation, to require the Company to repurchase all, but not less than all, of the capital stock of the Company and warrants exercisable for capital stock of the Company held by VerifyMe in exchange for the price originally paid by VerifyMe therefor upon the occurrence of any of the following events:(i) the consummation of any bona fide business acquisition, (ii) the incurrence of any indebtedness by the Company in an amount in excess of $2 million, (iii) the issuance or sale of any security having a preference on liquidation senior to common stock, or (iv) the sale by the Company of capital stock or warrants exercisable for its capital stock at a price below $0.03 per share. This right has not been exercised.

In accordance with FASB ASC 480 and 815, the Preferred Stock has been classified as permanent equity and was valued at $1 million at January 31, 2013.

The conversion feature of the Preferred Stock is an embedded derivative, which is classified as a liability in accordance with FASB ASC 815 and was valued in accordance with FASB ASC 470 as a beneficial conversion feature at a fair value of $0 at June 12, 2015 and $800,000 at December 31, 2014. This was classified as an embedded derivative liability and a discount to Preferred Stock. Because the Preferred Stock can be converted at any time, the full amount of the original fair value was accreted and classified as a reduction to the discount on Preferred Stock and a deemed dividend distribution in the full amount of $1 million, in 2013.

On August 5, 2013, 12,222,222 shares (pre Reverse Stock Split) of Series A Preferred Stock were converted into 12,222,222 shares (pre Reverse Stock Split) of Common Stock.

The Company has determined that the Series A Preferred Stock issuance in the Recapitalization Transaction does not meet the requirements of FASB ASC 480-10 for liability treatment and therefore has been classified as permanent equity. Additionally, it was determined that the economic characteristics of the beneficial conversion feature are clearly and closely related to the host, and are based on a fixed conversion rate into shares of Common Stock and therefore do not require bifurcation.

The Series A Preferred Stock was converted into 248,366 (21,111,111 pre Reverse Stock Split) shares of Common Stock on June 12, 2015 in conjunction with the Recapitalization Transaction (see Note 6).

The 392,157 warrants (33,333,333 warrants pre Reverse Stock Split) associated with the Series A Preferred Stock were also classified as a liability since they are subject to anti-dilutive adjustments outlined in the warrant agreement and valued at a fair market value of $2,995,791 at January 31, 2013. In addition, the warrants must be valued every reporting period and adjusted to market with the increase or decrease being adjusted through earnings. As of December 31, 2015 and 2014, the fair value of the warrants was $626,317 and $631,678.

On May 26, 2015, the Company amended its Amended Certificate of Designation, dated February 1, 2013, with respect to its Series A Preferred Stock, to amend the designations, preferences, powers and rights of the Series A Preferred Stock, and authorizing the issuance of up to 37,564,767 shares of Series A Preferred Stock. The Series A Preferred Stock are currently convertible at 20:1. 37,564,767 (pre-Reverse Stock Split) shares of Series A Preferred Stock were issued as part of the Recapitalization Transaction (see Note 6).

Additionally, on May 26, 2015, the Company amended its Amended and Restated Articles of Incorporation, dated December 19, 2003, to establish the Series B Preferred Stock, authorizing the issuance of up to 85 shares of Series B Preferred Stock. The Series B Preferred Stock are convertible currently at 8,496,732:1. 85 shares (pre Reverse Stock Split) of Series B Preferred Stock were issued to settle the $6.5 million of licensing fees due and the associated warrants as part of the Recapitalization Transaction (see Note 6). The foregoing description of the Certificate of Designation is a summary, and does not purport to be a complete description of the Certificate of Designation, and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.3 to the Company’s Report on Form 8-K, filed with the SEC on June 18, 2015.

On June 12, 2015, the Company issued 389,668 shares (33,121,777 pre Reverse Stock Split) of Series A Preferred shares to an investor for $1,278,501 as part of the total $1,450,813 transaction with the investor.  Further, an officer of the Company and a stockholder are partial owners in the investor and therefore the investor received an additional 10,667 shares (906,736 pre Reverse Stock Split) of Series A Preferred Stock for the forgiveness of previously accrued but unpaid compensation valued at $35,000 and notes payable and accrued interest were converted into 41,603 shares (3,536,254 pre Reverse Stock Split) of Series A Preferred Stock also as part of the $1,450,813 transaction.

Each of the Series A Preferred Stock and the Series B Preferred Stock have a preference in liquidation that the holders of the Series A Preferred Stock and the Series B Preferred Stock are to be paid out of assets available for distribution prior to holders of Common Stock. The holders Series A Preferred Stock and the Series B Preferred Stock may cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock and the Series B Preferred Stock can be converted, with certain limitations. In addition, the holders of Series A Preferred Stock and the Series B Preferred Stock are to be paid dividends, based on the number of shares of Series A Preferred Stock and the Series B Preferred Stock, as the case may be, as if the shares had been converted to Common Stock, prior to the holders of Common Stock receiving a dividend.

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Derivative Liabilities

For purposes of determining whether certain instruments are derivatives for accounting treatment, the Company follows the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

Liabilities measured at fair value on a recurring basis are summarized as follows:
	Level 1	Level 2	Level 3	Total
Derivative liability related to fair value of warrants	$-	$-	$1,802,375	$1,802,375
Total	$-	$-	$1,802,375	$1,802,375

The following table details the approximate fair value measurements within the fair value hierarchy of the Company’s derivative liabilities using Level 3 inputs:

Balance at January 1, 2015	$6,370,709
Conversion of notes payable, net of interest expense	(31,397)
Conversion of warrants related to licensing fees	(1,867,417)
Change in fair value of derivative liabilities	(2,669,520)

Balance at December 31, 2015	$1,802,375

The Company has no assets that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2015.

As of December 31, 2015, the Company’s outstanding warrants were treated as derivative liabilities and changes in the fair value were recognized in earnings. These Common Stock purchase warrants did not trade in an active securities market, and as such, the Company estimated the fair value of these warrants using Black-Scholes and the following assumptions:
December 31, 2015
Annual Dividend Yield	0.0%
Expected Life (Years)	2.0 - 3.0
Risk-Free Interest Rate	1.06% - 1.31%
Expected Volatility	178.5% - 179.3%

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term of these warrants. The Company had no reason to believe future volatility over the expected remaining life of these warrants was likely to differ materially from historical volatility. The expected life was based on the remaining contractual term of the warrants. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the warrants.

NOTE 12 – STOCKHOLDERS’ EQUITY

On January 1, 2014, under the terms of the Patent and Technology License Agreement, the Company issued 6,349,206 shares (pre Reverse Stock Split) of Common Stock to VFM, in addition to the warrants described in Note 9 above. The shares were issued in payment for the technology received. Under the agreement, $400,000 worth of Common Stock was to be paid by the Company to VFM at a 10% discount to the market at time of payment. The closing price was $0.07 per share discounted 10% to $0.063. The $400,000 payment divided by the $0.063 per share resulted in 6,349,206 shares (pre Reverse Stock Split) to be issued. The entire $400,000 payment was expensed to research and development.

On June 2, 2015, the Company issued 68,236 shares (post Reverse Stock Split) of Common Stock to two vendors to settle outstanding payable balances of $58,000.

On June 12, 2015, the Company issued 304,785 shares (25,906,735 pre Reverse Stock Split) of Common Stock and raised $50,000.

During the three months ended June 30, 2015, one stockholder received 2,353 shares (post Reverse Stock Split) of Common Stock in a cashless exercise.

On June 11, 2015, the Company issued 525,000 Restricted Stock Units (“RSUs”) (44,625,000 pre Reverse Stock Split) to two officers of the Company. The RSUs were valued at the closing stock price of $0.01 on June 11, 2015, at $446,250, fair value. These RSUs are being expensed over the vesting terms. For the year ended December 31, 2015, the Company expensed $80,573 related to the RSUs.

On June 30, 2015, the Company issued 48,761 shares (post Reverse Stock Split) of Common Stock to a vendor to settle an outstanding payable balance of $41,447, net of gain on conversion of $35,153.

On July 9, 2015, the Company hired a Chief Operating Officer (“COO”). The COO will receive 225,000 RSUs (19,125,000 pre Reverse Stock Split), vesting over a three-year period, with one-third vesting the first year and one-twelfth vesting ratably on a quarterly basis thereafter. The RSUs were valued at fair value of $918,000 based on the closing stock price of $4.08 on July 9, 2015. For the year ended December 31, 2015, the Company expensed $153,000 related to the RSUs.

On July 23, 2015, the Company completed the Reverse Stock Split of its outstanding Common Stock and Preferred Stock, as further described in Note 1 and Note 6 above.

On August 10, 2015, the Company agreed to issue the Chief Financial Officer (“CFO”) 20,000 RSUs vesting over six months and 100,000 RSUs vesting annually over three years. The RSUs were valued at a fair value of $692,400 based on the closing stock price of $5.77 per share on August 10, 2015. For the year ended December 31, 2015, the Company expensed $176,306 related to the RSUs.

On October 1, 2015, the Company agreed to issue 100,000 RSUs to a consultant for services. Of the 100,000 RSUs, 60,000 were issued upon execution of the agreement, 20,000 shares are to be issued on January 1, 2016 and 20,000 shares are to be issued on April 1, 2016. The RSUs were originally valued at $195,000.  The Company expensed $54,250 for the year ended December 31, 2015 relative to these RSUs.

On October 7, 2015, the Company agreed to pay $15,000 to a consultant/stockholder as well as an additional $35,000 based on certain milestones being met. Additionally, as of August 1, 2015 the Company agreed to issue the individual 30,000 RSUs originally valued at $165,000 in quarterly installments on November 1, 2015, February 1, 2016, May 1, 2016 and August 1, 2016, which began vesting on August 1, 2015.  The Company expensed $34,687 for the year ended December 31, 2015 relative to these RSUs. Further the individual will receive a 2% to 5% commission on company sales while this agreement is in effect, however no commissions were earned during 2015.

In accordance with FASB ASC 505-50, “Equity – Equity-Based Payments to Non-Employees,” restricted stock with performance conditions should be revalued based on the modification accounting methodology described in FASB ASC 718-20, “Compensation—Stock Compensation—Awards Classified as Equity.” As such the Company has revalued certain restricted stock with consultants and determined that there was an aggregate decrease in fair value of $75,500.

NOTE 13 – STOCK OPTIONS

During 1999, the Board of Directors (“Board”) of the Company adopted, with the approval of the stockholders, a Stock Option Plan. In 2000, the Board superseded that plan and created a new Stock Option Plan, pursuant to which it is authorized to grant options to purchase up to 1.5 million shares of common stock. On December 17, 2003, the Board, with approval of the stockholders, superseded the 2000 plan and created the 2003 Stock Option Plan (the “2003 Plan”). Under the 2003 Plan the Company is authorized to grant options to purchase up to 18,000,000 shares of common stock to the Company’s employees, officers, directors, consultants, and other agents and advisors. The Plan is intended to permit stock options granted to employees under the Plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”). All options granted under the 2003 Plan, which are not intended to qualify as Incentive Stock Options, are deemed to be non-qualified options (“Non-Statutory Stock Options”).  As of December 31, 2015, options to purchase 298,530 shares of common stock have been issued and are unexercised, and 4,067,631 shares are available for grants under the 2008 Plan.

During 2013, our Board adopted a new omnibus incentive compensation plan that was ratified by the shareholders at the 2013 annual meeting, (the “2013 Plan”) which will serve as the successor incentive compensation plan to the 2003 Plan. Under the 2013 Plan, the Company is authorized to grant awards of stock options, restricted stock, restricted stock units and other stock-based awards of up to an aggregate of 20,000,000 shares of common stock.  The 2013 Plan is intended to permit stock options granted to employees under the 2013 Plan to qualify as Incentive Stock Options.  All options granted under the 2013 Plan, which are not intended to qualify as Incentive Stock Options are deemed to be Non-Statutory Stock Options.  As of December 31, 2015, under the 2013 Plan grants of restricted stock and options to purchase 292,500 shares of common stock have been issued and are unvested or unexercised, and 19,700,000 shares of common stock remain available for grants under the 2013 Plan.

The 2013 Plan is administered by a committee of the Board (“Compensation Committee”) which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

In connection with Incentive Stock Options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value (determined at the time of the grant) of stock for which an employee may exercise

Incentive Stock Options under all plans of the company shall not exceed $1,000,000 per calendar year. If any employee shall have the right to exercise any options in excess of $100,000 during any calendar year, the options in excess of $100,000 shall be deemed to be Non-Statutory Stock Options, including prices, duration, transferability and limitations on exercise.

The Company issued Non-Statutory Stock Options pursuant to contractual agreements with non-employees. Options granted under the agreements are expensed when the related service or product is provided.

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value represent management’s best estimates and involve inherent uncertainties and judgments.

On March 28, 2014, the Company issued options to purchase an aggregate of 6,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share, with a term of ten years, to a member of the Board of Directors. The fair value of options issued was $599,893 of which all was expensed immediately. These options were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 229%, risk-free interest rate of 2.73% and expected option life of ten years.

On March 28, 2014 at the urging of the Company’s previous Chairman, Michael Sonnenreich, and after discussion by the Board and suggestions by Board Observers attending the meeting, the Board unanimously voted to extend the exercise period of all existing 10 year options, for a full ten years (as opposed to six months) regardless of their status with the Company. This charge was memorialized and sent in writing to previous Directors by then general counsel Morgan, Lewis & Bockius.

On June 11, 2015, the Company issued options to purchase an aggregate of 1,225,000 shares (104,125,000 pre Reverse Stock Split) of the Common Stock at an exercise price of $0.85 per share, with a term of five years, to three employees and two members of the Board. The fair value of options issued was $993,083. These options were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 176.6%, risk-free interest rate of 1.74% to 1.75% and expected option life of five years. The options are being expensed over the vesting terms for the employees and over the Board members’ remaining service terms as that is shorter than the vesting terms.

On July 9, 2015, the Company hired a COO who received 375,000 options (31,875,000 pre Reverse Stock Split) to purchase shares of Common Stock of the Company, with an exercise price of $0.85 ($0.01 pre reverse split) and valued at $1,502,219. The options vest quarterly over three years. The fair value of the options was valued using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 180.1%, risk free interest rate of 1.58% and expected life of five years. The options are being expensed over the vesting terms.

On August 10, 2015, the Company hired a CFO who received 200,000 options (17,000,000 pre Reverse Stock Split) to purchase shares of Common Stock vesting annually over three years. The options were valued at fair value of $1,107,857, using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 182.2%, risk free rate interest rate of 1.62% and expected life of five years. The options are being expensed over the vesting terms.

On September 25, 2015, the Company issued options to purchase an aggregate of 75,000 shares (6,375,000 pre Reverse Stock Split) of Common Stock at an exercise price of $2.15 per share, with a term of five years to a member of the Board. The fair value of options issued was $155,003. These options were valued using the Black-Scholes option pricing model to calculate the grant-date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 183.5%, risk-free interest rate of 1.48% and expected option life of five years. The options are being expensed over the service term as that is shorter than the vesting terms.

For the years ended December 31, 2015 and 2014, the Company expensed $849,791 and $860,235 with respect to the options.

The following table presents the weighted-average assumptions used to estimate the fair values of the stock options granted during the years ended December 31, 2015 and 2014:

	2015	2014

Risk Free Interest Rate	1.69%	2.73%
Expected Volatility	176.6%	229.0%
Expected Life (in years)	5.0	10.0
Dividend Yield	0%	0%
Weighted average estimated fair value of options during the period	$2.00	$1.00

The following table summarizes the activities for our stock options for the year ended December 31, 2015and 2014:

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in 000’s) (1)

Balance as of December 31, 2013	739,608	$4.25
Exercised	(141,176)	$1.70
Balance as of December 31, 2014	598,431	$4.25
Granted	1,875,000	$0.85
Exercised	(7,843)	0.05
Forfeited/canceled	(308,235)	$0.06
Balance as of December 31, 2015	2,157,353	$1.80	5.0	$226,631
Exercisable as of December 31, 2015	626,103	$2.57	6.2
Exercisable as of December 31, 2015 and expected to vest thereafter	2,157,353	$1.80	5.0	$226,631

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $2.50 for our common stock on December 31, 2015.

During the year ended December 31, 2015 and 2014, the weighted average fair value of stock options granted during the period was $3,758,162 and $599,893.  The fair value of stock options is expensed over the vesting term in accordance with the terms of the related stock option agreements.

During the year ended December 31, 2015 and 2014, the intrinsic value of stock options exercised during the period was $0.

For the years ended December 31, 2015 and 2014, the Company expensed $849,792 and $860,233, relative to the fair value of stock options granted.

As of December 31, 2015, there was $2,853,537 of unrecognized compensation cost related to outstanding stock options. This amount is expected to be recognized over a weighted-average period of 2.5 years. To the extent the actual forfeiture rate is different from what the Company has estimated, stock-based compensation related to these awards will be different from the Company’s expectations. The difference between the stock options exercisable at December 31, 2015 and the stock options exercisable and expected to vest relates to management’s estimate of options expected to vest in the future.

The following table summarizes the activities of our unvested stock options for the year ended December 31, 2015 and 2014:

	Number of Awards	Weighted Average Exercise Price	Weighted Average Remaining Amortization Period (Years)
Unvested stock options at December 31, 2013	55,882	$6.52
Vested	(38,235)	(6.86)
Unvested stock options at December 31, 2014	17,647	$9.49
Granted	1,875,000	$1.43
Cancelled/Forfeited	(11,765)	$(12.75)
Vested	(349,632)	$(1.31)
Unvested stock options at December 31, 2015	1,531,250	$1.48	4.49

The following table summarizes the activities for our warrants for the year ended December 31, 2015:

	Warrants Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in 000’s) (1)

Balance as of December 31, 2013	1,405,686	$8.80
Granted	121,755	6.86
Expired	(66,666)	(12.75)
Balance as of December 31, 2014	1,460,775	$1.01
Exercised	(2,353)	$0.85
Cancelled/Forfeited	(43,529)	$(4.15)
Balance as of December 31, 2015	1,414,893	$9.67	4.8	$413
Exercisable as of December 31, 2015	1,414,893	$9.67	4.8
Exercisable as of December 31, 2015 and expected to vest thereafter	1,414,893	$9.67	4.8	$413

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the closing stock price of $2.50 for our common stock on December 31, 2015.

All warrants were vested on the date of grant.

NOTE 14 – OPERATING LEASES

For the year ended December 31, 2014 and 2013, total rent expense under leases amounted to $55,153 and $65,950. At December 31, 2015, the Company was not obligated under any non-cancelable operating leases.

NOTE 15 – RELATED PARTY TRANSACTIONS

At June 12, 2015, three stockholders of the Company held $317,000 of the senior secured convertible notes payable and were owed accrued interest of $42,713. The notes and accrued interest were converted into 234,735 shares (19,952,489 pre Reverse Stock Split) of Common Stock as further described in Note 7 and 8.

NOTE 16 – MAJOR CUSTOMERS/VENDORS

During the years ended December 31, 2015 and 2014, three customers accounted for 100.0% of total sales.  Generally, a substantial percentage of the Company's sales has been made to a small number of customers and is typically on an open account basis.

During the years ended December 31, 2015 and 2014, we purchased 100.0% of our pigment from one vendor.

NOTE 17 – SUBSEQUENT EVENTS

As of the date of this filing, the 10,667 shares (906,736 pre Reverse Stock Split) of Series A Preferred Stock have not been distributed to the officer of the Company and the stockholder, as further discussed in Note 10.

On February 9, 2016, the Company issued 2,587,500 shares of 0% Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”) at a purchase price of $0.40 per share with gross proceeds to the Company of $1,035,000. In connection with the sale of the Series C Preferred Stock, the Company issued to the purchasers warrants to purchase in the aggregate 2,587,500 shares of the Company’s common stock at an exercise price of $0.40 per share. Further, as a part of the same offering, on February 29, 2016, the Company issued 500,000 shares of Series C Preferred Stock, at a purchase price of $0.40 per share with gross proceeds to the Company of $200,000. In connection with the sale of the Series C Preferred Stock, the Company issued to the purchasers warrants to purchase in the aggregate 500,000 shares of the Company’s common stock at an exercise price of $0.40per share. Each share of Series C Preferred Stock is convertible into one share of common stock. The Series C Preferred Stock provides for certain adjustments that may be made to the exercise price and the number of shares issuable upon exercise due to future corporate events or otherwise, including, for a proscribed period of time, upon the issuance of securities at a price that is less than the exercise price of the Series C Preferred Stock.

The Company entered into a Registration Rights Agreement with each of the Investors (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the Conversion Shares, as well as the shares of Common Stock that are issuable upon exercise of the Warrants (the “Warrant Shares”).

The following is a brief summary of the Purchase Agreement, the Registration Rights Agreement, the Series C Preferred Stock and the Warrants, which are qualified in their entirety by reference to the full text of such documents.

Purchase Agreement

The Purchase Agreement contains representations and warranties by the Company and the Investors and covenants of the Company and the Investors (including indemnification from the Company in the event of breaches of its representations and warranties), which the Company believes are customary for transactions of this type. The Purchase Agreement provides for certain restrictive covenants, including the restriction on the Company to issue any securities for a period of sixty days from the date of the Purchase Agreement. Additionally, pursuant to the Purchase Agreement, during the Protection Period (as such term is defined in the Purchase Agreement), the Company is prohibited from entering into any variable rate transaction. Additionally, provided the Protection Period has not expired, for the period beginning on the date that the Company’s securities are listed on a national securities exchange and until the expiration of the Protection Period, the Company is prohibited from issuing any securities or incurring any financing debt, subject to certain exceptions.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a registration statement (the “Registration Statement”) with the SEC under the Securities Act of 1933, as amended, covering the resale of the Conversion Shares and the Warrant Shares (collectively, the “Registrable Securities”). The Company will be required to file such Registration Statement within 45 calendar days following the closing date of the Offering (the “Filing Deadline”). The Company will be required to use its best efforts to have the Registration Statement declared effective as soon as practicable, but in no event later than 60 days from the closing of the Offering (or, in the event of a “full review” by the SEC, 120 days) (the “Effectiveness Deadline”). Pursuant to the Registration Rights Agreement, the Company will incur certain liquidated damages upon the occurrence of certain events, including if: (i) the Registration Statement is not filed with the SEC on or prior to the Filing Deadline; (ii) the Company fails to file with the SEC a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act of 1933 (the “Securities Act”), within five trading days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review; (iii) prior to the effective date of the Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such Registration Statement within eighteen (18) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for such Registration Statement to be declared effective, (iv) the Registration Statement is not declared effective by the SEC on or prior to the Effectiveness Deadline, and (v) after the effective date of the Registration Statement and prior to the expiration of the Effectiveness Period, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the holders of the Registrable Securities are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive trading days or more than an aggregate of twenty (20) trading days (which need not be consecutive trading days) during any 12-month period (each such failure is referred to herein as an “Event”).

On each date that an Event occurs and on each monthly anniversary of such date, the Company shall pay to each holder of Registrable Securities an amount in cash equal to 1.0% multiplied by the aggregate subscription amount paid by such holder of Registrable Securities, up to a maximum of 6.0%. If the Company fails to pay such amount when due, the Company will pay interest thereon at a rate of 18% per annum.

The Registration Rights Agreement also contains mutual indemnifications by the Company and each Investor, which the Company believes are customary for transactions of this type.

Series C Preferred Stock

The Series C Preferred Stock was created pursuant to a Certificate of Designation.

Warrants

The Warrants are exercisable, in full or in part, at any time prior to the third anniversary of their issuance, at an exercise price of $0.40 per share. The Warrants provide for certain adjustments that may be made to the exercise price and the number of shares issuable upon exercise due to future corporate events or otherwise, including, for a proscribed period of time, upon the issuance of securities at a price per share that is less than the exercise price of the Warrants then in effect. In the case of certain fundamental transactions affecting the Company, the holders of Warrants, upon exercise of such Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Warrants been exercised immediately prior to such fundamental transaction. The Warrants contain a “cashless exercise” feature that allows the holders to exercise the warrants without a cash payment to the Company upon the terms set forth in the Warrants.   Due to the adjustment features of the exercise price, the fair value of the warrants will be recorded as a liability and not equity.

On February 29, 2016, the Company appointed a new Chairman of the Board.  In connection with this appointment, the Chairman was granted a stock option to purchase 100,000 shares of Common Stock at an exercise price of $0.60 per share under the Company’s 2013 Comprehensive Incentive Compensation Plan.

6,175,000
Shares
of
Common Stock
______________________

PROSPECTUS
______________________

 April 29, 2016